As filed with the Securities and Exchange Commission on September 22, 1997.
                                                       Registration No. 333-5826
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ----------------------
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              ---------------------
                     ATLANTIC INTEGRATED HEALTH INCORPORATED
           (Name of small business issuer as specified in its charter)

      NORTH CAROLINA                     8011                    56-1966823
(State or jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
     incorporation or         Classification Code Number)    Identification No.)
      organization)


                               825 KENNEDY AVENUE
                         NEW BERN, NORTH CAROLINA 28560
                                 (919) 514-0057
          (Address and telephone number of principal executive offices)


                     --------------------------------------

                           J. PHILIP MAHANEY JR., M.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               810 KENNEDY AVENUE
                         NEW BERN, NORTH CAROLINA 28560
                                 (919) 514-0057
            (Name, address and telephone number of agent for service)

                                 ---------------

                                   COPIES TO:


        MICHEL A. LAFOND, ESQ.                   DONALD R. REYNOLDS, ESQ.
     OPPENHEIMER WOLFF & DONNELLY         WYRICK, ROBBINS, YATES & PONTON L.L.P.
3400 PLAZA VII, 45 SOUTH SEVENTH STREET                 THE SUMMIT
         MINNEAPOLIS, MN 55402               4101 LAKE BOONE TRAIL, SUITE 300
            (612) 607-7438                           RALEIGH, NC 37607


                                 ---------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                -----------------
           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

              ----------------------------------------------------

================================================================================

                 Subject to Completion Dated September 22, 1997


                       700,000 PRIMARY CLASS COMMON SHARES
                     1,400,000 REFERRAL CLASS COMMON SHARES
                 150,000 NONPROFIT CLASS NONVOTING COMMON SHARES

                        ---------------------------------
                           ATLANTIC INTEGRATED HEALTH
                                  INCORPORATED

Prior to this offering (the "Offering"), there has been no public market for the Primary Class Common Shares, the Referral Class Common Shares, or the Nonprofit Class Nonvoting Common Shares (the Primary Class Common Shares, the Referral Class Common Shares and the Nonprofit Class Nonvoting Common Shares are collectively referred to as the "Shares"). The offering of the Shares will be restricted to qualified investors only. See "Description of Securities" and "Plan of Distribution." In addition, all purchasers of the Shares offered hereby will be required to enter into Subscription and Shareholder Buy/Sell Agreements, which restrict the sale of the Shares to Eligible Persons (as defined in the respective Shareholder Buy/Sell Agreements) and provide to the Company a right to repurchase the Shares upon the occurrence of certain purchase events at fair market value, as determined in the sole discretion of the Board of Directors, thereby precluding the development of a trading market for the Shares. See "Plan of Distribution - Subscription and Shareholder Buy/Sell Agreements." Accordingly, upon completion of the Offering, there will continue to be no public market for the Shares and no assurance can be given that a public market for the Shares will ever develop after the Offering. The initial public offering price per Share will be $1.00.

                               -------------------
    THE SHARES OFFERED BY THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH
                                 DEGREE OF RISK.
     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH
                              UNDER "RISK FACTORS."

                               -------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


============================================== ================================================== ==================
                                                                              Underwriting
                                                        Price to              Discounts and          Proceeds to
                                                      Public (1)(2)          Commissions (3)        Company (4)(5)
---------------------------------------------- -------------------------- ----------------------- ------------------
Per Primary Class Common Share............               $1.00                     None                 $1.00
Per Referral Class Common Share...........               $1.00                     None                 $1.00
Per Nonprofit Class Nonvoting
Common Share..............................               $1.00                     None                 $1.00
---------------------------------------------- -------------------------- ----------------------- ==================
Total Minimum (250,000 Shares) (5)(6).....             $250,000                    None                $250,000
============================================== ================================================== ==================
Total Maximum (2,250,000 Shares)(6).......            $2,250,000                   None               $2,250,000
============================================== ================================================== ==================


(1) The minimum and maximum investment is 2,000 Shares, or $2,000 per investor. See "Plan of Distribution."

(2) The Shares will be offered only to qualified investors. See "Plan of Distribution."

(3) The Shares will be offered on a "best efforts" basis by the officers and directors of the Company. No selling commissions will be paid to any officer or director of the Company in connection with the offering and sale of the Shares, although any out-of-pocket expenses will be reimbursed by the Company.


(4)  Before deducting estimated Offering expenses payable of $105,000.

(5) The minimum of 250,000 Shares was sold during the Company's initial offering period which ended July 28, 1997. Proceeds from such Shares were released to the Company from an escrow account at Centura Bank on May 29, 1997.


(6) The total minimum and maximum number of Shares does not discriminate between the three different classes of Shares.


                 The date of this Prospectus is           , 1997

                             ADDITIONAL INFORMATION

         The Company has filed a Registration Statement on Form SB-2 (of which this Prospectus is a part) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission in Atlanta, Georgia (the "Commission") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60621 and Seven World Trade Center, New York, New York 10048. Copies of such documents may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission (http: //www.sec.gov). After the filing of the Registration Statement, the Company will be an electronic filer.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                   THE COMPANY


         Atlantic Integrated Health Incorporated (the "Company" or "Atlantic") is an independent, physician owned and governed medical practice group network, organized to provide administrative services to participating physicians and medical practice groups. The Company is in the process of integrating, economically and clinically, physicians practicing primarily in single specialty practice groups into a larger multi-specialty network of physicians and medical practice groups. Physicians practicing in Atlantic's network provide primary and referral specialty health care services to prepaid managed care health plan enrollees and fee-for-service patients. Atlantic seeks to improve the economic and clinical performance of individual physician and medical practice group operations by centralizing specific administrative and purchasing functions and introducing management tools, such as clinical pathways, utilization review and outcomes measurement.

         As of June 30, 1997, Atlantic had entered into Non-Exclusive Medical Services Provider Agreements with medical practice groups of over 250 physicians located in 16 counties of Eastern North Carolina. Participating physicians and medical practice groups must enter into Non-Exclusive Medical Services Provider Agreements ("Medical Services Provider Agreements") with the Company. The Medical Services Provider Agreements require participating physicians and medical practice groups to comply with key operating policies and procedures approved by the Company's Board of Directors. All members of the Board of Directors are participating physicians.

         Atlantic derives its revenues from fees paid by employers, managed care health plans, such as health maintenance organizations ("HMOs"), and other third-party payors, for access to its integrated provider network and for administrative services provided by Atlantic. Negotiations between the Company and certain managed care health plans and other buyers of health care services are active and on-going. The Company also gains revenues from administrative, group purchasing, and other services provided to participating physicians.

         Atlantic's strategy is to develop locally prominent, integrated health care delivery networks on a community by community basis. These local community networks are linked together to form an integrated health care delivery system or regional network that will seek to provide high quality, cost-effective health care in the geographic region of Eastern North Carolina, generally the communities and counties east of Interstate 95. The Company intends to implement this strategy through (i) growth in its existing community markets; (ii) expansion into new community markets through affiliation with physician medical practice groups or existing provider networks; (iii) creation of contract relationships with hospitals, HMOs, and other third-party payors in Atlantic's community market areas; (iv) use of management information systems and electronic data interchange; and (v) increasing the operational efficiency of, and reducing the costs associated with operating Atlantic's regional network.

         In January 1997, Atlantic entered into a joint venture with the Kanawha Insurance Co. ("Kanawha") pursuant to which they formed The Beacon Company ("Beacon") as equal owners. Atlantic anticipates that Beacon will offer a variety of health plans to purchasers of health care services in Eastern North Carolina. As of the date of this Prospectus, no such health plans had been developed or offered.

         The Company was incorporated in North Carolina in December 1994 under the name "Atlantic Primary Care, Inc." The Company's principal executive offices are located at 825 Kennedy Avenue, New Bern, North Carolina 28560, and its telephone number at that location is (919) 514-0057.

                                  RISK FACTORS

         An investment in the Shares offered hereby is speculative and involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING


Securities offered by the Company...... Minimum of 250,000 Shares (1)(2)


                                        Maximum of 700,000 Primary Class Common
                                        Shares

                                        Maximum of 1,400,000 Referral Class
                                        Common Shares

                                        Maximum of 150,000 Nonprofit Class
                                        Nonvoting Common Shares


Securities to be outstanding
  after the Offering................... 856,500 Primary Class Common Shares if
                                        maximum number is sold.

                                        1,426,000 Referral Class Common Shares
                                        if maximum number is sold.


                                        152,500 Nonprofit Class Nonvoting Common
                                        Shares if maximum number is sold.


                                        435,000 total Shares if minimum number
                                        of Shares is sold and 2,435,000 total
                                        Shares if maximum number of Shares is
                                        sold (2).


(1) The minimum number of Shares offered hereby does not discriminate between the three different classes of Shares.


(2) 332,000 Shares were sold during the Company's initial offering period which ended July 28, 1997. The minimum escrow requirements with Centura Bank were met on May 29, 1997.

Investor Qualifications................ Primary Class Common Shares will be issued to only "Primary Care Physicians" who have entered into, directly or indirectly, Medical Services Provider Agreements with Atlantic.

                                        Referral Class Common Shares will be
                                        issued to only physicians practicing
                                        primarily in referral medical and
                                        surgical specialties who have entered
                                        into, directly or indirectly, Medical
                                        Services Provider Agreements with
                                        Atlantic.

                                        Non-Profit Class Nonvoting Common Shares will be issued to only nonprofit entities or public corporations engaged in the delivery of health care services, which have contracted with the Company to provide medical or other health care services.

                                        See "Description of Securities" and
                                        "Plan of Distribution."

Restrictions on Resale of Shares....... All purchasers of the Shares will be required to enter into Subscription and
                                        Shareholder Buy/Sell Agreements, which
                                        restrict the sale of the Shares to
                                        "Eligible Persons" only and give the
                                        Company the right to repurchase the
                                        Shares upon certain purchase events at
                                        fair market value as determined in the
                                        sole discretion of the Board of
                                        Directors.

Voting Rights.......................... The Primary Class Common Shares and the
                                        Referral Class Common Shares vote
                                        together as a single class on most
                                        matters, with each share entitling its
                                        holder to one vote, except as otherwise
                                        provided by law and the Company's
                                        Amended and Restated Articles of
                                        Incorporation. The Nonprofit Class
                                        Nonvoting Common Shares are not entitled to vote on any matters, except as otherwise provided by law. See "Description of Capital Stock."


Use of Proceeds........................ The net proceeds from the Offering will be used for general working capital
                                        purposes and for a study of the
                                        feasibility of organizing a health plan.
                                        See "Use of Proceeds" and "Business
                                        -- Organization."

                             SUMMARY FINANCIAL DATA


                                                     Years Ended                       Six Months Ended
                                                     December 31                           June 30
                                                 -----------------------             ----------------------
STATEMENT OF OPERATIONS DATA:                    1995               1996             1996              1997
                                                 ----               ----             ----              ----
                                                                                  (Unaudited)      (Unaudited)
Revenues..................................     $     0             $58,927         $      0         $201,625
Total operating expenses..................      30,296             202,631           88,428          234,140
Net loss..................................     (30,296)           (143,704)         (88,428)         (32,515)
Net loss per share........................       (1.30)              (1.31)           (1.24)            (.11)
Weighted average number of
common shares outstanding.................      23,269             109,875           71,417          305,042


OPERATING DATA:


Number of Affiliated Practices............          28                  45               38               98
Number of Affiliated Physicians...........          53                 108               87              252


                                                                                  June 30, 1997
                                                              --------------------------------------------------
                                                                   Actual                    As Adjusted (1)(2)
                                                              -----------------           ----------------------
BALANCE SHEET DATA:

Working capital.............................................      $107,140                        $1,920,140
Total assets................................................       210,572                         2,023,572
Total shareholders' equity..................................       136,505                         1,949,505




(1) The balance sheet data is as adjusted to reflect the sale of the maximum number of Shares minus the 332,000 Shares already issued during the Company's initial offering period which ended July 28, 1997.

(2) Disclosure of the balance sheet data as adjusted to reflect the sale of the minimum number of Shares has been omitted since as of June 30, 1997 the Company had sold the minimum number of shares.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND MAY NOT BE APPROPRIATE FOR INVESTORS WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY SHOULD BE FULLY AWARE OF THE FOLLOWING RISK FACTORS, AMONG OTHERS, AND SHOULD CAREFULLY REVIEW THE INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS.

         THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, WORDS SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF FACTORS, INCLUDING THOSE DESCRIBED BELOW.


LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT.

         Atlantic was incorporated in December 1994 and has a limited operating history. The business of Atlantic is subject to the risks inherent in the establishment of a new business enterprise. Because Atlantic was recently formed and has limited operations, it cannot provide prospective investors with the type of information that would be available from an institution with a longer history of operations. Atlantic's profitability will depend primarily upon the efforts of the individual physicians and medical practice groups that are participating providers of medical services pursuant to Medical Services Provider Agreements with Atlantic. There is no assurance that Atlantic will ever operate profitably. As a result of the substantial start-up expenditures that have been and will continue to be incurred, Atlantic can be expected to continue to incur operating losses during at least the next two years of operations. Furthermore, any delays in commencing substantial business operations will further increase start-up expenses and delay realization of potential revenues and income. As of June 30, 1997, Atlantic had accumulated a deficit since its inception in an amount equal to $206,515. As a result of Atlantic's accumulated deficit, along with other matters, the report of Atlantic's independent public accountants on Atlantic's financial statements contains an explanatory paragraph concerning Atlantic's ability to continue as a going concern. See "Plan of Operation."


NEED FOR ADDITIONAL FINANCING


         Additional shares sold will be used for general working capital purposes until Atlantic begins generating additional operating revenues. The Company anticipates that a portion of the proceeds of the Offering will be used to explore the desirability and feasibility of organizing, licensing and operating an affiliate health maintenance organization or other health plan. No assurance can be provided, however, that the Board of Directors will determine to undertake any such study or to proceed with any such organization or affiliate company organization and operation. See "Use of Proceeds" and "Business -- Organization." Management believes that if the anticipated fees are collected under the Administrative Fee Assessment Program and if Atlantic achieves its expected revenues and is able to manage its expenses at budgeted levels, it will not require any significant additional capital. See "Business -- Administrative Fee Assessment Program." If Atlantic's revenues are not sufficient to complete its initial business development activities, Atlantic may adjust its medical services fee arrangements, collect fees under the Administrative Fee Assessment Program and seek to raise additional capital. There can be no assurance that Atlantic will be successful in executing its business plan or that it will be able to increase the fees charged to buyers of health care services or reduce the fees paid to participating providers if it is unable to achieve profitable operations. Atlantic plans to conduct additional offerings of shares of its capital stock as it adds additional physicians to the Atlantic network. Such additional offerings may result in dilution of the equity interests of Atlantic's shareholders, including purchasers of the Shares offered hereby. In any event, there can be no assurance that Atlantic will be able to obtain any necessary additional financing on satisfactory terms, or at all.

COMPETITION AND DEPENDENCE ON MANAGED CARE ORGANIZATIONS; ONE EXISTING CONTRACT

         The health care industry is very competitive. Atlantic and its affiliated physicians and medical practice groups compete with individual physicians and medical practice groups, HMOs, preferred provider organizations ("PPOs"), physician-hospital organizations, integrated delivery systems and physician practice management companies. Many of Atlantic's competitors are significantly larger and have substantially greater capital resources than Atlantic. There is no assurance that Atlantic will be able to compete effectively against such competitors. See "Business -- Competition." Even though Atlantic's competitors will include certain existing managed health care plans, such as HMOs, Atlantic intends to market the services of its integrated, multi-specialty group network to certain other managed health care plans with which Atlantic will not compete. Atlantic's success and profitability will be dependent, in part, on its ability to establish contract relationships with existing health plan organizations, which will provide Atlantic access to employer buyer coalitions and other insured and self insured employer groups. Currently, Atlantic has one existing preferred provider contract with an insurance company. Atlantic does not have any existing contracts or long-term relationships with any managed care health plans or other buyers of health care services. Continuing consolidation of the participants in the health care industry could limit Atlantic's opportunities to establish additional contracts and relationships.

DEPENDENCE ON HEALTH CARE PROVIDERS AND MEDICAL GROUPS

         Atlantic's profitability and long-range business plans will be dependent upon its attracting and retaining the services of qualified individual physicians, medical practice groups and other health care providers, especially primary care medical practice groups. Atlantic will continue to enter into Medical Services Provider Agreements with selected credentialed providers. Although Atlantic believes that it will be able to enter into and maintain such agreements with a sufficient number of providers, there can be no assurance that Atlantic will be able to do so on a timely basis or under favorable terms. See "Business -- Medical Services Provider Agreements, Structure and Ownership and Management" and "Business -- Physician Reimbursement, Physician Payment, Risk Management."

AFFILIATED SERVICE GROUP

         Section 414(m) of the Internal Revenue Code of 1986, as amended, requires that all employees who are employed by members of an "affiliated service group" be treated as employed by a single employer for purposes of discrimination testing and certain other requirements imposed on qualified employee benefit plans. Although Atlantic is organized as a business corporation, with its business limited to the provision of administrative services, Atlantic and participating medical providers within the Atlantic network may be deemed to be an "affiliated service group." In the event Atlantic and the participating medical providers are found to be an "affiliated service group," Atlantic's organizational structure and contractual arrangements may have to be modified. Notwithstanding any such possible modifications, if Atlantic's or the medical providers' qualified employee benefit plans become disqualified as a result of the "affiliated service group" issue, participating physicians may suffer adverse income tax consequences, including immediate taxation of the employer's contributions to the pension and profit sharing plans which they and their respective medical providers sponsor. See "Business -- Medical Services Provider Agreements, Structure and Ownership and Management."

ANTITRUST LAW

         Federal and state antitrust laws prohibit practices that unreasonably restrain competition. Atlantic believes that its proposed organizational structure, contemplated contractual arrangements and business operations will be lawful and will not violate current antitrust laws, even though Atlantic may not meet the requirements of identified federal antitrust policy statement safety zones or exemptions. Atlantic is a development stage company, however, and certain structures, programs and business operations required for the economic and clinical integration of participating physicians and medical practice groups have not been implemented. Many of such structures, programs and business operations must be implemented and continued to satisfy certain antitrust requirements, and no assurance can be provided that the requisite structures, programs and business operations will be implemented in a timely manner and continued. Moreover, evolving interpretations of antitrust laws and corresponding statements of enforcement policy could make it necessary for Atlantic to modify its organizational structure and/or restructure its contractual arrangements or business operations. If Atlantic is found to be in violation of federal or state antitrust laws, Atlantic may be subject to fines of up to $10,000,000 or other sanctions. Even the mere assertion of a violation of the antitrust laws could have a material adverse effect on Atlantic.

INSURANCE, HMO, PPO AND URO REGULATION

         All entities classified as an "insurance company" under North Carolina law are subject to various state laws regulating the business of insurance which are enforced by the North Carolina Department of Insurance ("DOI"). If Atlantic's method for compensating physicians within the Atlantic network includes the allocation to the medical practice groups of deficits that result from Atlantic's payment arrangements with health plans and other purchasers, Atlantic might be deemed an "insurance company" and, as a result, be subject to North Carolina laws regulating insurance. Current North Carolina insurance law requirements for insurance companies include, but are not limited to, the payment of licensing fees, the filing of annual statements, and the maintaining of certain capitalization and financial reserves. Failure to comply with these or other requirements could result in the imposition of fines, penalties, and the disqualification from doing business in North Carolina.


         In addition to regulating traditional insurance companies, the DOI is responsible for the regulation of HMOs, PPOs and utilization review organizations ("UROs"). While there are no specific regulations governing physician organizations, the DOI has taken the position that a physician network organization could become subject to the HMO statute if the physician organization enters into arrangements which involve the shifting or other transfer of an "insurance risk." Although Atlantic currently does not have any risk sharing contracts, nor does it plan to structure itself in such a fashion as to be regulated by the DOI, Atlantic may enter into such contracts in the future and at such time may become subject to these regulations. A physician organization may also become subject to regulation as a PPO and a URO. Although management of Atlantic believes that its current operations would not require it to register as a PPO or a URO, no assurance can be given that the DOI would not take a contrary position. Any challenge by the DOI and requirement that Atlantic restructure its operations could have a material effect on Atlantic's operations. See "Business -- Government Regulation."


GOVERNMENT REGULATION

         Federal and state laws regulate the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the soliciting or receiving, or the offering or payment of remuneration, either directly or indirectly, in return for or to induce a referral of items or services for Medicare and Medicaid patients. Federal and state statutes impose restrictions on physician referrals for designated health services to entities with which the physician has a financial relationship. These laws and applicable regulations also regulate the submission of claims for the reimbursement of physician services, or for services incident to those services, provided under federal health care programs that are false or fraudulent. Violations of these laws may result in substantial civil and criminal penalties, including civil monetary penalties, exclusion from the participation in the Medicare and Medicaid programs, loss of licensure to practice medicine and other penalties. Such exclusion and penalties, if applied to Atlantic's affiliated medical practice groups, could have a material adverse effect on Atlantic. See "Business - Government Regulation."

         Recently adopted health insurance reform legislation includes important changes in federal laws regulating fraud and abuse. Statutory provisions establishing criminal penalties, both fines and imprisonment, for intentionally fraudulent activity in the provision of health services are included. Claims for reimbursement that are improperly processed and submitted to federal programs that result in inappropriately obtained reimbursement can result in civil penalties. Moreover, persons who have an ownership interest or serve as officers or managing employees of entities that are convicted or excluded from participation in such federal programs for filing false or fraudulent claims would also be subject to exclusion and civil penalties for each day the individual maintains that interest. Finally, remuneration between organizations and entities, which provide services to Medicare or Medicaid beneficiaries and have a written risk sharing agreement, are exempted under Medicare and Medicaid statutes that prohibit the payment or remuneration to induce or obtain referrals. These statutes, if applied to Atlantic and its affiliated medical practice groups, could have a material adverse effect on Atlantic.

         Moreover, the laws of many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. Although Atlantic believes its operations as currently contemplated to be conducted will be in material compliance with existing applicable federal and state laws, there can be no assurance that Atlantic's existing Medical Services Provider Agreements will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such agreements will not be limited.

         There can be no assurance that review of Atlantic's business or the affiliated physicians' businesses by state or federal courts or regulatory authorities will not result in a determination that could adversely affect the operations of Atlantic, the affiliated physicians and medical practice groups or that the health care regulatory environment will not change so as to restrict Atlantic's or the affiliated physicians' existing medical practice groups' operations or their expansion.

         In addition to extensive existing governmental health care regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Aspects of certain of these health care proposals, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect Atlantic. See "Business - Government Regulation."

POTENTIAL LEGAL LIABILITIES

         Atlantic's health care services involve determinations regarding health insurance coverage, utilization management and maintenance of patient records. Although Atlantic does not intend to deliver medical services, it may be forced to defend medical malpractice or other tort claims made by persons who receive medical services from participating physicians or medical practice groups. The legal theories upon which persons might attempt to assert liability against Atlantic or other comparable companies in the managed health industry continue to evolve. There is no assurance that Atlantic will not be subject to liability from litigation which might adversely affect Atlantic's business. Atlantic currently does not maintain any insurance for such potential liabilities. Atlantic intends to obtain such insurance at the time it enters into its first contract with a managed care health plan; however, no assurance can be given that Atlantic will ever obtain and maintain such insurance.

RELIANCE ON TELECOMMUNICATIONS AND DATA PROCESSING

         Atlantic's business is dependent upon its ongoing ability to communicate and transmit data by telephone with physicians, benefit plan participants, hospitals and insurance carriers. Although Atlantic plans to manage its long distance telephone lines directly and will have procedures for emergency backup operations, there can be no assurance that these procedures will be adequate. Atlantic's business will also depend on its ability to store, retrieve, process, and manage large amounts of data. Interruption of these data processing capabilities for any extended length of time, loss of stored data, programming errors, or other computer problems could have a material adverse effect on the business of Atlantic. Although Atlantic is planning to store redundant data files at an off-site facility and will establish contingency plans in the event a failure of Atlantic's computer network prevents access to its databases, there can be no assurance that these procedures will be adequate.

DETERMINATION OF OFFERING PRICE

         The initial public offering price set forth on the cover page of this Prospectus was determined solely by Atlantic and is primarily based on the projected capital requirements of Atlantic. The offering price bears no relationship to Atlantic's assets, book value, earnings, net worth, or other generally recognized criteria of value.

LACK OF PUBLIC TRADING MARKET; LIMITATIONS ON TRANSFER


         As of June 30, 1997, Atlantic had issued and outstanding 258,500 Primary Class Common Shares, 200,000 Referral Class Common Shares and 2,500 Nonprofit Class Nonvoting Common Shares. All purchasers of such shares were required to enter into a Subscription and Shareholder Buy/Sell Agreement and all purchasers of the Shares offered hereby will be required to enter into a Subscription and Shareholder Buy/Sell Agreement which restricts the sale of the Shares and precludes the development of a trading market for the Shares (the "Buy/Sell Agreement"). Accordingly, there is currently no public or private trading market for the Shares offered hereby and so long as the Buy/Sell Agreements are in effect, there will continue to be no public or private trading market for the Shares. Pursuant to the Buy/Sell Agreements, Atlantic will have the option to repurchase the Shares offered hereby in certain cases, including, but not limited to, cases in which the purchaser is no longer a member of Atlantic's network, or no longer practices medicine through a medical practice group that is a participating provider in Atlantic's network, or the purchaser desires to sell, assign, pledge, transfer or otherwise dispose of the Shares offered hereby. Shares can be repurchased by Atlantic under the Buy/Sell Agreements at a price equal to the fair market value thereof, as determined as of the date that Atlantic exercises such option to repurchase the Shares. The Board of Directors will determine the fair market value of the Shares annually on or before March 1 of each year. See "Plan of Distribution." In October 1996, the Board of Directors of Atlantic determined that, because Atlantic had not completed the development of its corporate and operating structures and did not have any operating revenues, the fair market value of one share of capital stock of Atlantic as of October 9, 1996 was equal to $0.01. Such determination remains unchanged and the Board has not made a new determination of the fair market value of the Shares as of the date hereof.

DEPENDENCE ON KEY MANAGEMENT

          Atlantic believes its success will depend, in large part, upon the continued service of J. Philip Mahaney, Jr., M.D., President and Chief Executive Officer, Kerry A. Willis, M.D., Chairman of the Board and Robert H. Blake, III, Chief Operating Officer. The loss of any of these individuals could have a material adverse effect on Atlantic. Atlantic does not maintain "keyperson" life insurance on Dr. Mahaney, Dr. Willis, Mr. Blake or any of its management.

EFFECT OF CERTAIN ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS

         Atlantic's Amended and Restated Articles of Incorporation and Bylaws, as amended, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Atlantic. Such provisions could limit the price that certain investors might pay in the future for shares of Atlantic's capital stock.

                                 USE OF PROCEEDS


         The net proceeds to be received by Atlantic from the sale of the Shares offered hereby after deducting the estimated Offering expenses of $105,000, are estimated to be approximately $2,145,000 if the maximum number of Shares is sold. Atlantic anticipates that approximately $1,645,000 of the net proceeds from the Offering will be used for general working capital purposes and that approximately $500,000 of the net proceeds from the Offering will be used to explore the desirability and feasibility of organizing, licensing and operating an affiliate health maintenance organization or other health plan. No assurance can be provided, however, that the Board of Directors will determine to undertake any such study or to proceed with any such organization or affiliate company organization and operation. The foregoing amounts represent Atlantic's best estimate of its allocation of the net proceeds of the Offering, based upon the current state of its business operations, its current plans and current economic and industry conditions. These estimates are subject to change based upon factors such as competition, government regulation, and the availability of alternative financing methods. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.


                                 DIVIDEND POLICY

         Atlantic has not declared or paid any cash dividends on its shares of capital stock since its inception, and the Board of Directors presently intends to retain all earnings for use in the business in the foreseeable future.

                                    DILUTION


         The net tangible book value of Atlantic as of June 30, 1997 was approximately $136,505 or $0.30 per share. Net tangible book value represents the amount of the total tangible assets of Atlantic reduced by the amount of its total liabilities. Without taking into account any other changes in net tangible book value after June 30, 1997, other than to give effect to the sale by Atlantic of the maximum number of Shares offered hereby (after deducting the estimated Offering expenses of $105,000 payable by Atlantic) at $1.00 per share, the pro forma net tangible book value of Atlantic at June 30, 1997, would have been approximately $1,949,505, or $0.82 per share. This represents an immediate increase in net tangible book value of $0.52 per share, and an immediate dilution of $0.18 per share to new investors. The following table illustrates this per share dilution:

                                                                  MAXIMUM (1)(2)

      Public offering price                                            $1.00
         Net tangible book value per share before Offering    $0.30
         Increase attributable to new investors               $0.52
      Pro forma net tangible book value after Offering                 $0.82
      Dilution to new investors                                        $0.18

(1) The table reflects the per share dilution as adjusted to reflect the sale of the maximum number of Shares minus the 332,000 Shares already issued during the Company's initial offering period which ended July 28, 1997.

(2) Disclosure of the per share dilution to investors in the event that the minimum number of Shares is sold has been omitted since as of June 30, 1997 the Company had sold the minimum number of Shares.

                                 CAPITALIZATION


         The following table sets forth the capitalization of Atlantic as of June 30, 1997, and as adjusted for the sale of the 2,250,000 Shares and net of estimated offering expenses of $105,000, the maximum number of Shares offered hereby, at $1.00 per share.

                                                         JUNE 30, 1997
                                               --------------------------------
                                               ACTUAL           AS ADJUSTED (1)
                                               ------           ---------------


Shareholder's equity:


Primary Class Common Shares;
1,000,000 shares authorized;
258,500 shares issued and outstanding;
856,500 shares as adjusted                     $258,500               $856,500

Referral Class Common Shares;
1,800,000 shares authorized;
200,000 shares issued and outstanding;
1,426,000 shares as adjusted                    200,000              1,426,000


Nonprofit Class Nonvoting Shares;
200,000 shares authorized;
2,500 shares issued and outstanding;
152,500 shares as adjusted                        2,500                152,500


Additional paid-in capital                       74,000                 74,000

Syndication costs                               (95,000)              (105,000)

Shareholder notes receivable                    (96,980)               (96,980)

Accumulated deficit                            (206,515)              (206,515)
                                               ---------              ---------

Total shareholders' equity                     $136,505             $2,100,505
                                               ========             ==========

(1) The minimum number of Shares offered hereby does not discriminate between the three different classes of Shares; therefore, the capitalization of Atlantic as of June 30, 1997, as adjusted for the sale of the minimum number of Shares offered hereby, is not reflected.

                             SELECTED FINANCIAL DATA

         The following table sets forth selected financial data for Atlantic derived from the financial statements of Atlantic. Such financial data should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. See "Plan of Operation."


                             SELECTED FINANCIAL DATA

                                                 Years Ended                         Six months Ended
                                                 December 31                             June 30,
                                        -----------------------------       --------------------------------
                                           1995               1996              1996                1997
                                         -------            -------           -------             --------
                                                                            (Unaudited)          (Unaudited)
STATEMENTS OF OPERATIONS DATA:

Revenues                                     $-0-           $58,927               $-0-            $201,625

Expenses
   Consulting fees                         3,627             72,664            47,994               73,383
   Salaries and wages                     24,000             85,799            19,500              129,604
   Relocation expenses                        -0-             8,013             8,013                   -0-
   Recruiting and education                2,222             13,472             5,885                6,133
   Office expense and other                  447             17,210             5,436               19,253
   Rent                                       -0-             4,000             1,600                2,460
   Depreciation and amortization              -0-             1,473                -0-               3,307
Net loss                                 (30,296)          (143,704)          (88,428)             (32,515)
Net loss per share                         (1.30)            (1.31)             (1.24)               (0.11)
Weighted average number of
common shares outstanding                 23,269            109,875            71,417              305,042

BALANCE SHEET DATA:

Working capital                           $2,439           $(27,075)          $15,231             $107,140
Total assets                              21,551             75,878            72,471              210,572
Total shareholders' equity               $20,204            $(2,375)          $41,376             $136,505



                                PLAN OF OPERATION

         The following discussion of the results of the operations and financial condition of Atlantic should be read in conjunction with Atlantic's Financial Statements and the related notes thereto.

         Atlantic is an independent, physician owned and governed, integrated medical practice group network, organized to provide administrative services to participating physicians and medical practice groups. Atlantic was incorporated on December 5, 1994 and since its inception, has focused its efforts and expended contributed funds on securing additional capital, expanding its network of physicians and medical practice groups, exploring integration models, hiring a Chief Operating Officer and retaining legal counsel and other consultants. The goal of these efforts is to develop a community-based, integrated, health care delivery system whose mission is to provide quality, cost-effective health care.

         Atlantic is in the development stage and is in the process of integrating, economically and clinically, physicians now practicing primarily in single specialty practice groups into a larger multi-specialty network of physicians and medical practice groups. Atlantic has initiated efforts to develop with certain hospitals and other health care providers a mutually acceptable business plan for the joint provision of administrative services and greater coordination of the delivery of health care services. No such mutually acceptable business plan has yet been developed, and to date Atlantic has not entered into any arrangements for such joint provision of administrative services or greater coordination of the delivery of health care services.

         During the next year, the Company intends to take steps toward achieving this goal by (i) expanding its existing network of physicians and medical practice groups; (ii) creating alliances with other strategic providers and payors; (iii) furnishing medical management and other managed care services to payors; and (iv) providing integrated administrative services to participating physicians and medical practice groups. In order to accomplish these objectives, the Company will use the proceeds from this Offering and anticipated administrative fees to be received from participating physicians and medical practice groups to continue its development activities and to begin its operations of managed care contracting and providing administrative services to participating providers. While Atlantic does not anticipate any purchase or sale of plant or any significant equipment, Atlantic does anticipate the addition of personnel as the business of the Company develops. The number of new employees added to the Company will vary with the speed and scope of success in negotiating provider contracts with buyers of health care services and in recruiting participating providers. The Company believes that if the minimum number of Shares offered hereby is sold and anticipated fees are collected under the Administrative Fee Assessment Program, the Company will have sufficient capital for continued development activities and operations for the next twelve
(12) months.


         Atlantic expects to continue to develop its operations during the remainder of 1997 and for at least the first six months of 1998. Although management of Atlantic is confident that employers, insurance carriers, HMOs and other buyers of health care services are interested in accessing Atlantic's network and health plan management services, management finds it difficult to forecast when exactly Atlantic's operations will become profitable. Management believes that Atlantic's profitability is largely dependent upon several factors, including (i) the success of this Offering; (ii) the number of contracts and long-term relationships with insurance carriers, managed care health plans and other buyers of health care services the Company is able to negotiate and enter into; and (iii) changing market conditions.

         Throughout 1997, Atlantic has engaged in negotiations with several insurance carriers and HMOs seeking to access Atlantic's network and health plan management services. In addition, Atlantic has met directly with the management of major regional employers and their employee benefits consultants to discuss Atlantic's network and health plan management services. Although no assurance can be given, Atlantic believes that it will generate some income from access and management fees paid to Atlantic from insurance carriers, HMOs and other buyers of health care services in 1997. However, Atlantic believes that since a large percentage of health plan insurance renewals in Eastern North Carolina occur on January 1 of each year, it will not generate any significant revenues from access and management services fees until January 1, 1998.

                                    BUSINESS

ORGANIZATION

         Atlantic was incorporated as a business corporation on December 5, 1994 under the name "Atlantic Primary Care, Inc." Atlantic is a development stage company that is in the process of integrating, economically and clinically, physicians practicing primarily in single-specialty medical practice groups into a larger multi-specialty network of medical practice groups. Atlantic is organized as an independent, physician-owned and governed integrated medical group network. Physicians participating in Atlantic provide primary and referral specialty health care services to managed care health plan enrollees and other patients. Atlantic seeks to improve the clinical performance and efficiencies of individual physician and medical practice group operations by centralizing specific administrative and purchasing functions and introducing management tools, such as clinical pathways, utilization review, and outcomes measurement.


         As of June 30, 1997, Atlantic commenced negotiation of or had entered into Medical Services Provider Agreements with medical practice groups of over 250 physicians located in 16 counties of Eastern North Carolina. The Medical Services Provider Agreements require participating physicians to comply with key operating policies and procedures established by Atlantic's physician Board of Directors.

         Atlantic derives its revenues from fees paid by employers, managed care health plans such as HMOs, and other third-party payors to access its integrated provider network and administrative services. Negotiations between Atlantic and managed care health plans and other buyers of health care services are active and on-going. Atlantic expects to realize revenues from administrative, group purchasing and other services provided to participating physicians.

         Atlantic's strategy is to continue to develop and implement a multi-specialty Integrated Medical Group Network in the region of Eastern North Carolina, generally east of Interstate 95. In each community in the region Atlantic will endeavor to affiliate with local, prominent physicians who provide a variety of medical specialty services. To implement its strategy, Atlantic intends to pursue: (i) growth in its existing community markets; (ii) expansion into new community markets through affiliation with physician medical practice groups or existing provider networks; (iii) creation of contract relationships with hospitals, HMOs, and other third-party payors in the community market areas; (iv) use of management information systems and electronic data interchange; and (v) management activities to increase the efficiency of and reduce costs associated with the operation of Atlantic's regional network.

         In May 1996, pursuant to a Memorandum of Understanding entered into with several hospitals in Eastern North Carolina, Atlantic contributed $15,000 in cash and certain organizational materials previously developed by Atlantic and prepared a feasibility study for an Integrated Delivery System Project. The purpose of the Integrated Delivery System Project was to determine whether Atlantic and its affiliated medical practice groups, participating hospitals and other regional health care providers can develop a mutually acceptable joint venture for the joint provision of administrative services and coordination of the delivery of health care services. A mutually acceptable joint venture business plan with hospitals and other health care providers has not yet been developed, and to date, Atlantic has not entered into any agreements for such joint provision of administrative services or greater coordination of the delivery of health care services. Atlantic will continue to pursue strategic alliances with hospitals and other health care providers in Eastern North Carolina. No assurance can be provided, however, that Atlantic will succeed in developing any such mutually acceptable joint venture business plan.

         In January 1997, Atlantic entered into a joint venture with the Kanawha Insurance Co. ("Kanawha") pursuant to which they formed The Beacon Company ("Beacon") as equal owners. Atlantic anticipates that Beacon will offer a variety of health plans to purchasers of health care services in Eastern North Carolina. As of the date of this Prospectus, no such health plans had been developed or offered.

         In the event that more than the minimum number of Shares are sold, up to $500,000 of the net proceeds of the Offering may be used, as determined in the sole discretion of the Board of Directors, to explore the desirability and feasibility of organizing, licensing and operating an affiliate health maintenance organization or other health plan. No assurance can be provided, however, that the Board of Directors will determine to undertake any such study or to proceed with any such organization or affiliate company organization and operation.


MISSION

         The shareholders of Atlantic share the common vision that Atlantic is to be a physician-owned and governed network of medical practice groups. Atlantic's mission is to integrate, economically and clinically, physicians now practicing primarily in single-specialty medical practice groups into a larger multi-specialty group Integrated Medical Group Network to:

          * integrate and coordinate multi-specialty patient care beginning at the local community level;

          * improve the access, quality and cost effectiveness of health care services delivered through the development of new health care service delivery products that are competitive and responsive to the changing requirements and opportunities of the marketplace;

          * develop and implement network administrative, operating and information systems required to improve the delivery of health care services and patient outcomes;

          * negotiate managed care (capitation, percentage of premium, and other permitted risk sharing) health plan contracts and contracts with other buyers of health care services; and

          * develop the capability to provide additional ancillary services and generate additional efficiencies in the delivery of outpatient services.


         To accomplish its mission, Atlantic is seeking well-defined, long-term relationships with health plans and other buyers of health care services which share its vision and commitment to influencing changes in the health care delivery system that are positive for patients and helpful to physician providers. Atlantic contemplates developing in the future working relationships with hospitals and other health care providers in its geographic service region of Eastern North Carolina, providing physicians the maximum flexibility to provide patients with the best possible care.


INDUSTRY


         The Health Care Financing Administration ("HCFA") estimates that national health care in 1996 was approximately $1 trillion, with physicians controlling more than 80% of the overall expenditures. The American Medical Association reports that approximately 565,000 physicians are actively involved in patient care in the United States, with a growing number participating in larger multi-specialty or single specialty groups.

         Concerns over the accelerating cost of health care have resulted in the increasing prominence of managed care. As markets evolve from traditional fee-for-service medicine to managed care, HMOs and health care providers confront market pressures to provide high quality health care in a cost-effective manner. Employer groups have begun to bargain collectively in an effort to reduce premiums and to bring about greater accountability of HMOs and providers with respect to accessibility, choice of provider, quality of care and other indicators of consumer satisfaction. The focus on cost-containment has placed small to mid-sized physician groups and solo practices at a disadvantage because they typically have higher operating costs and little purchasing power with suppliers; they often lack and do not have the capital to purchase new technologies that can improve quality and reduce costs; and they do not have the cost accounting and quality management systems necessary for entry into sophisticated risk-sharing contracts with payors.

         Industry experts expect the health care delivery system to evolve into a system in which the primary care physician, often part of a multi-specialty group or network, is a key leader in managing and directing health care expenditures. As a result of these developments, primary care physicians have increasingly become the conduit for the delivery of medical care by acting as "case managers" and directing referrals to certain specialists, hospitals, alternate-site facilities and diagnostic facilities. By contracting directly with payors, organizations that have both primary care and referral physician leadership are able to reduce the administrative overhead expenses incurred by HMOs and insurers and thereby reduce the cost of delivering health care services.

         As a result of the trends toward increased HMO enrollment and physician membership in medical practice groups, health care providers have sought to reorganize themselves into integrated health care delivery systems that are better suited to the managed care environment. Some physician groups and networks are joining with hospitals and other institutional providers in various ways to create vertically integrated delivery systems which provide medical and hospital services ranging from community-based primary medical care to specialized inpatient services. These health care delivery systems contract with HMOs to provide hospital and medical services to enrollees under full risk contracts, through which providers assume the obligation of providing both the professional and institutional components of covered health care services to the HMO enrollees.

         In order to compete effectively in such an emerging environment, physicians are concluding that they must have control over the delivery and financial impact of a broader range of health care services through the acceptance of a global capitation. Moreover, physicians are increasingly abandoning traditional private practice in favor of affiliations with larger organizations, such as physician practice management companies and networks like Atlantic, which offer experienced, innovative management, management information systems and capital resources.

         Many payors and their intermediaries, including governmental entities and HMOs, are increasingly looking to network providers of physician services to develop and maintain quality outcomes, management programs and patient care data. In addition, such payors and intermediaries seek to share the risk of providing health care services through capitation arrangements which provide for fixed payments for patient care over a specified period of time. While the acceptance of greater responsibility and risk provides the opportunity to retain and enhance market share and operate at a higher level of profitability, medical practice groups and independent physicians have determined that the acceptance of capitation carries with it significant requirements for infrastructure, information systems, capital, network resources and financial and medical management. Physicians increasingly are turning to organizations such as Atlantic to provide the resources necessary to function effectively in a managed care environment.

BUSINESS STRATEGY

         Atlantic's strategy focuses on business activities in four (4) principal areas:

         1.       FORMING A REGIONAL PHYSICIAN NETWORK.


         Management of Atlantic believes that the majority of health care services will continue to be delivered at the local community level in the future, particularly primary medical care in rural regions, such as Eastern North Carolina. Based on its experience and discussions with buyers of health care services, management of Atlantic believes that the purchase of health care services by HMOs and other buyers of health care services will increasingly be accomplished through contracts with regional networks of physicians and other providers; and thus demand by HMOs and other buyers of health care services will grow rapidly for a regional, high quality physician network in Eastern North Carolina that is capable of sharing risk. Atlantic seeks to meet this market demand by selectively contracting with physicians in communities throughout Eastern North Carolina. Each participating physician will be credentialed through an established process that meets and/or exceeds National Commission for Quality Assurance ("NCQA") guidelines. The Medical Services Provider Agreement, entered into by all medical practice groups participating in Atlantic, requires participating physicians to follow specific administrative and clinical policies and procedures adopted by Atlantic's Board of Directors.


         2.       DEVELOPING STRATEGIC ALLIANCES.

         Atlantic believes that developing relationships with hospitals, other health care providers and insurance carriers, such as HMOs, improves the delivery of health care services and patient care. Atlantic is in the process of actively pursuing the development of such relationships.

         Atlantic intends to pursue with hospital and other providers services arrangements that will enhance the quality and efficiency of care to patients and provide an integrated and coordinated continuum of care. Consistent with this goal, Atlantic contemplates seeking the cooperation of hospitals and other providers to permit access to physician profile information, which will be useful in physician credentialing and quality management programs and to other clinical data pertinent to care rendered to patients under managed care contracts.

         Wherever possible, service contracts with hospitals and other providers will feature reimbursement formulas that align financial and clinical incentives between physicians, hospitals, and other providers to best meet patient care needs. As Atlantic physicians share permitted financial risk, hospitals and other providers will be placed at risk for those aspects of health care delivery which they most directly influence or control.


         Atlantic is in the process of negotiating agreements with managed care health plans and insurance companies desiring to compete in the Eastern North Carolina marketplace for enrollees. Atlantic will also develop agreements with managed care organizations or third party administrators, to facilitate the offering of services by Atlantic medical practice groups to large partially and fully self-insured employers and buyer coalitions.


         Affiliated physicians are required to honor the terms and conditions of contracts entered into by Atlantic and approved by respective medical practice groups of such physicians. However, Atlantic does not prejudice individual participating physicians or medical practice groups from entering into direct agreements with managed care health plans, insurance companies or other buyers of health care services. The Medical Services Provider Agreement does provide, however, that Atlantic shall have the exclusive right, for a period of 180 days to negotiate a new Network/Buyer Agreement with certain buyers of health care services designated by Atlantic. In the event that Atlantic does not enter into a Network/Buyer Agreement with a designated buyer of health care services within 180 days, the affiliated physicians have the right to contract with any buyer of health care services, regardless of whether or not Atlantic has contracted with a particular plan.

         The expectation is that through relationships with managed care health plans and other buyers of health care services, Atlantic physicians will devote greater resources to ensuring the wellness of patients, provide better quality and cost-effective patient care and become more competitive in the health care marketplace. As a result, it is anticipated that the overall cost of providing care will be contained, rendering both Atlantic and the participating providers more appealing to managed care health plans, other buyers of health care services, and medical consumers.

         3.       SEEKING IMPROVEMENTS IN HEALTH CARE SERVICE DELIVERY AND
                  OUTCOMES.

         Atlantic has been organized as a multi-specialty Integrated Medical Group Network. The integration of the medical group practices and physicians creates significant potential to enhance the quality and cost-effectiveness of care provided to patients served by the network. The integration will be accomplished through the systematic sharing of information, coordination of care and such activities as the development and application of clinical pathways and outcome measurements. Atlantic believes that information technology is critical to the growth of its integrated health care delivery system and that the availability of detailed clinical data is fundamental to quality control and cost containment.

         Atlantic is currently conducting a detailed evaluation process with regard to practice management information systems. Although Atlantic anticipates making recommendations to participating physicians and medical practice groups for specific practice management information systems upon completion of its evaluation, and will attempt to negotiate preferred pricing for such systems through a group purchase basis, Atlantic contemplates that the choice of practice management information systems to remain ultimately with individual physicians and medical practice groups. Atlantic anticipates that the cost of any practice management information systems installed by physicians and medical practice groups will be borne entirely by such participating individual physicians and medical practice groups.


         Atlantic is also conducting research into information and telecommunications systems which will be able to link the central office of Atlantic with the offices of certain participating physicians and medical practice groups via electronic data interchange to facilitate the collection and analysis of clinical and administrative data and the development of a comprehensive health care database. The database is to combine information about the cost and utilization of health care services rendered to patients of the network. The information and telecommunications system being studied is designed to permit immediate verification of the eligibility of patients for service under various managed care health plans. The cost of linking Atlantic with the offices of certain participating physicians and medical practice groups through information and telecommunications systems will not result in any significant charges to Atlantic and will likely cost participating physicians and medical practice groups monthly fees; the exact amount of such fees will be dependent upon the type of services desired by each physician and medical practice group.


         Through analysis of data and appropriate sharing of pertinent information with physicians, hospitals, patients, managed care plans and buyers of health care services, Atlantic physicians should be able to reduce the risk of providing unnecessary and inappropriate care. Equally important, these systems and enhanced communications among providers, patients and purchasers, will improve efforts to deliver quality service in a cost-effective manner and document continuous improvements in health care service delivery and outcomes. The information to be contained in the Atlantic database should allow participating physicians systematically to develop and utilize clinical pathways and outcome measurements and to address other quality-of-care issues.

         4.       ENHANCING THE MANAGEMENT AND PERFORMANCE OF PARTICIPATING
                  PRACTICES.

         Atlantic intends to make available a number of shared management services to participating physicians. While participating physicians are to continue to employ and directly supervise the various clinical, reception, medical records and other support personnel required at each office site, many other administrative-management services may be provided more efficiently and on a cost-effective basis through centralized resources in the network office.

         Atlantic's Board of Directors may establish a Practice Management Committee to assist in proposing policies and procedures relating to provider affiliation with Atlantic. The Practice Management Committee, if organized, would explore the development of shared services in such areas as: personnel management systems, including sample employee policies, procedures, forms and records; competitively priced group purchasing of forms, supplies, furnishings, business services, insurance, information systems and equipment; assistance with physician recruitment and the establishment of cross-coverage arrangements; and compliance with Occupational Safety and Health Administration ("OSHA") and other laws and regulations affecting employers in general or medical practices.

         As appropriate, Atlantic expects to issue requests-for-proposals seeking competitive bids from the suppliers of clinical support services, such as reference laboratories, to provide necessary and frequently utilized services and/or expensive technology to affiliated practices. Through volume discounts, such services can be purchased at preferential prices and, perhaps, with improvements in service which are beneficial to both Atlantic physicians and their patients.

         In conjunction with its strategic planning efforts, Atlantic may determine that it would be advantageous from a marketing and/or service standpoint to sponsor the establishment of strategically located care centers or physician offices in locations which would help attract new customers and patients, or provide enhanced access to services for existing patients. As appropriate, Atlantic will undertake to facilitate efforts by the affiliated medical practices to recruit and hire physicians directly to staff such sites.

         Affiliated medical practices also may elect to have Atlantic organize and make available certain optional practice management programs (e.g., accounts receivable management or the management of medical office and clinical facilities owned or leased by physicians). Any such programs would be offered to shareholder and participating physicians on a competitively priced fee basis.

MEDICAL SERVICES PROVIDER AGREEMENTS, STRUCTURE AND OWNERSHIP AND MANAGEMENT

         MEDICAL SERVICES PROVIDER AGREEMENTS: Affiliated medical practice groups and physicians are linked to Atlantic and each other through Medical Services Provider Agreements. Atlantic contracts with the physicians and the affiliated medical practice groups for the provision of medical services and the allocation of revenues and expenses and, in turn, contracts with managed care health plans and insurance companies for marketing and enrollment services. These agreements obligate Atlantic to allocate revenues among participating physicians and medical practice groups in accordance with agreed upon formulae and obligate the physicians and medical practice groups to provide medical services and share certain risks of covering the costs of health care services provided. In addition, the Medical

Services Provider Agreements require participating physicians and medical practice groups to participate in an administrative fee assessment program. See "Business -- Administrative Fee Assessment Program."

         STRUCTURE AND OWNERSHIP: Atlantic is a North Carolina business corporation organized to provide administrative services only and not to provide medical services. Atlantic is owned exclusively by medical practice groups and physicians who, directly or indirectly, enter into Medical Services Provider Agreements with and become shareholders of Atlantic. A diagram of the structure and ownership of Atlantic and its relationships with buyers of health care services and participating physicians and medical practice groups is set forth below:

                                    [CHART]

         MEDICAL PRACTICE GROUP/            HEALTH PLANS
         PHYSICIAN SHAREHOLDERS             OTHER BUYERS OF HEALTH CARE SERVICES


                                                     -Permitted Risk Sharing and
                                                     Non-Risk Sharing Provider
                                                     Agreements

                    ATLANTIC INTEGRATED HEALTH INCORPORATED

                        - Physician Board of Directors
                        - Physician Officers
                        - Lay Chief Operating Officer
                        - Committees
                        - Administrative Staff
                        - Management Information System
                        - Data Ownership and Control


Non-Exclusive Medical Services
Provider Agreement


         MEDICAL GROUP/PHYSICIAN                 MEDICAL GROUP/PHYSICIAN

       - Own property and equipment
       - Employ Support Staff


              - Employment Agreement

       Physician


         Atlantic is owned exclusively by participating medical practice groups and physicians, as depicted in the upper left corner of the diagram, and such shareholders have elected the members of the Board of Directors, all of whom are physicians. As depicted in the center box of the diagram, the officers of the corporation are physicians, although the Chief Operating Officer of Atlantic is a lay person experienced in the operation of medical practice groups and managed care systems. See "Management Directors and Executive Officers."

         The Board of Directors is to establish a number of committees that are to be advisory committees of the Board of Directors and will oversee and recommend policies and procedures concerning matters of general management, finance, marketing, contracting, continuous quality improvement, utilization management and management information systems. The members of such committees primarily are physicians who are participants in the Atlantic network, although other physicians and lay persons may also be designated members of the committees. See "Management-Committees of the Board of Directors."

         Atlantic will negotiate and enter into agreements on behalf of participating physicians and medical practice groups with health plans and other buyers of health care services, as depicted in the upper right corner of the diagram. Such health care services will be provided by participating physicians and medical practice groups and their respective physicians and other licensed professionals. The terms and provisions for the rendering of the health care services, payment for such services, and the sharing, by the participating physicians and medical practice groups, of the risk of covering the costs of providing such health care services are included in the Medical Services Provider Agreements, as depicted in the lower left corner of the diagram. Physicians' employment relationships with their respective medical practice groups will be maintained. The numbers of participating physicians, their medical specialties and geographic locations, are determined by the Board of Directors of Atlantic.

         The structure and ownership of Atlantic have been designed to avoid Atlantic and the participating medical practice groups being deemed an "affiliated service group," as defined under the Internal Revenue Code. The Board of Directors has structured Atlantic to avoid such "affiliated service group" designation and to enable participating medical practice groups to continue their existing qualified pension and profit sharing plans without any adverse tax consequences. See "Risk Factors -- Affiliated Service Group." The Board of Directors believes that Atlantic and the participating medical practice groups will not be an "affiliated service" group because (a) Atlantic is organized as a business corporation; (b) Atlantic's business is limited to providing administrative services (and will not constitute practicing medicine); and (c) no individual physician is permitted to own 5% or more, and no group of physicians practicing in the same medical practice group is permitted to own 10% or more, of the outstanding capital stock of Atlantic. See "Plan of Distribution -- Physician Investors." No assurance can be provided, however, that the Internal Revenue Service or another regulatory agency will not take the position that Atlantic, as it is structured, owned and operated from time to time, will be an "affiliated service group."


         MANAGEMENT: Because of the complex array of business activities that Atlantic pursues, Atlantic has undertaken to retain qualified management personnel and professional advisors to carry out the day-to-day work of managing the network. The central network office is supervised by the Chief Operating Officer who was selected by and is accountable to the Board of Directors. In May 1997, the Board of Directors elected a new Chief Financial Officer who currently serves as an independent contractor on a part-time basis. See "Management." Atlantic staff supports the Board of Directors and its committees; facilitates strategic planning regarding the growth and development of network services; manages shared practice management services provided or available to affiliated physicians; assists the network in its efforts to obtain and manage risk contracts with managed care health plans and other buyers of health care services; and is responsible for developing management systems, including pro forma financial schedules to facilitate the monitoring of revenues and expenditures incurred by the network.

         In addition to the Chief Operating Officer and Chief Financial Officer, Atlantic, as its grows in size and function, will develop its own staff with experience in such areas as finance, marketing, health services/provider relations and management information systems. The number and type of staff employed or retained will evolve based on the size of the network, number of enrollees and patients served and complexity of planning or management challenges.

         Atlantic is in the development phase of its business operations. As a result, Atlantic contracts with consultants to assure that the array of experience and expertise necessary to build the network successfully is readily available. Atlantic requires the on-going advice of attorneys, certified public accountants and consulting actuaries.

PHYSICIAN SELECTION AND CREDENTIALING

         To become a participating Atlantic physician, each physician must complete the credentialing process which meets or exceeds guidelines promulgated by the NCQA. Credentialing criteria have been developed to assure the inclusion of desired numbers of physicians, as identified by specialty and geographic location, within the network; the compilation of information concerning the cost and quality of services rendered by respective physicians; and the confirmation by applicants of their willingness to adhere to policies and procedures adopted by Atlantic's Board of Directors. Each participating physician will be required to complete successfully the credentialing process of Atlantic.

         Atlantic has contracted with National Physicians Credentialing Service, a Virginia corporation, to accomplish primary source verification and electronically catalogue the information contained on each physician's credentialing application. Atlantic commenced its credentialing program in July 1996.

PHYSICIAN REIMBURSEMENT, PHYSICIAN PAYMENTS, RISK MANAGEMENT


         The Medical Services Provider Agreement entered into by each physician and medical practice group participating in the Atlantic network is structured to provide that: (i) participating physicians and medical practice groups render required and appropriate medical services to designated patients; (ii) payment for such medical services is to be made to participating physicians and medical practice groups through programs determined by the Board of Directors; and (iii) Atlantic coordinates and manages such provision of medical services, payment for the medical services and the sharing of certain risk by the participating physicians and medical practice groups related to the cost of providing the required and appropriate medical services. Designation of primary care physicians as "case managers" to coordinate patient care will vary depending on the terms of the contracts entered into with buyers of health care services.


         Atlantic has worked with and will continue to engage a professional actuarial firm to work with the Board of Directors to develop common fee schedules for the Atlantic network and to determine appropriate allocation of capitation. In the event participating physicians and medical practice groups are paid on a fee-for-service basis, Atlantic will endeavor to utilize a common fee schedule and, as permitted and appropriate, will develop provisions for holding back a portion of the fees paid to participating physicians and medical practice groups in a contingency reserve fund. As determined by Atlantic's Board of Directors and the terms and conditions of specific managed care health plan contracts, a scheduled, periodic accounting of managed care health plan expenses will be completed. The monetary amounts withheld will be returned to the participating physicians and medical practice groups to the extent the operating results permit. If a surplus still remains after all amounts held back during the year from payments otherwise due physicians have been returned, such surplus will be allocated among participating physicians in relationship to the level of patient activity and such other criteria as may be determined by the Board of Directors.

         The allocation of administrative assessments, revenues, sharing of risk, operating reserve deficits or other reimbursement/compensation limitations described herein may vary among medical practice groups and individual providers within a medical practice group. See "Business -- Administrative Fee Assessment Program."

THE ATLANTIC MEDICAL MANAGEMENT INFORMATION SYSTEM


         Atlantic continues to evaluate information systems to provide interactive health services and management information as described below. Atlantic's management objective is to provide participating physicians with access to appropriate data as patient care is rendered and evaluated. It is contemplated that Atlantic and participating medical practice groups will be linked electronically and that information will be delivered and shared through electronic data interchange ("EDI"). No target date has been established for implementation of an EDI system within the Atlantic network.


         The functions of core information systems selected are to include e-mail, accounting applications, on-line verification of eligibility, database collection and reporting, management of contracts, claims processing and payment, referral authorization and statistical reporting. Atlantic and/or medical practice groups will retain ownership of all data, information and reports generated by and through the use of the information systems.

ADMINISTRATIVE FEE ASSESSMENT PROGRAM

         The Medical Services Provider Agreement entered into by each participating physician or medical practice group provides that Atlantic, in its sole discretion and by determination of the Board of Directors, may require the participating physicians and medical practice groups to provide financial support to help defray Atlantic's operating expenses. Consistent with this provision, Atlantic has the authority to bill the participating physicians and medical practice groups or retain from revenues paid to Atlantic administrative and management fees that are equal to 3% of the "net revenues" of Atlantic, as defined in the Medical Services Providers Agreement. In addition, upon execution of the Medical Services Provider Agreement, participating physicians and medical practice groups who are referral specialists are required to pay to Atlantic an initial administrative and management fee equal to $3,000 per referral physician. See "Certain Transactions."

COMPETITION

         The health care market is extremely competitive and undergoing rapid change. Atlantic and its affiliated physicians and medical practice groups compete with individual physicians and medical practice groups, HMOs, PPOs, physician-hospital organizations, integrated delivery systems and physician practice management companies. Many of Atlantic's competitors are significantly larger and have substantially greater capital resources than Atlantic. Atlantic believes that the principal competitive factors that will affect its ability to contract with health plans and other buyers of health care services include achievement of cost efficiencies through integrated operations, satisfaction of the needs of target purchasers and achievement of superior customer/patient satisfaction.

GOVERNMENT REGULATION

         Various state and federal laws regulate the relationships among providers for the provision of physician and other health care services, and as a business in the health care industry, Atlantic is subject to these laws and regulations. Management of Atlantic believes its operations are in material compliance with applicable laws; however, Atlantic has not received any legal opinion from counsel or any advisory opinions from regulators that its operations are in material compliance with applicable laws. Many aspects of Atlantic's business operations have not been the subject of state or federal regulatory interpretation. Moreover, as a result of Atlantic's providing both physician practice management services and medical support services, Atlantic may be the subject of more stringent review by the regulatory authorities. There can be no assurance that a review of Atlantic's or the affiliated physicians' businesses by courts or regulatory authorities will not result in a determination that could adversely affect the operations of Atlantic or the affiliated physicians and medical practice groups. Moreover, no assurance can be provided that new and more restrictive state or federal laws and regulations will not be enacted or adopted.


         The laws of many states prohibit business corporations such as Atlantic from practicing medicine or employing physicians to practice medicine. Although the State of North Carolina does not expressly prohibit the corporate practice of medicine, it does require all persons practicing medicine to be licensed. Atlantic performs only non-medical administrative services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine by the physicians with whom it contracts. Accordingly, Atlantic believes that it is not in violation of applicable state laws relating to the corporate practice of medicine. However, the laws in most states, including the State of North Carolina, regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation; therefore, no assurances can be given that Atlantic's activities will be found to be in compliance, if challenged.


         Federal and state laws regulate the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the soliciting or receiving, or the offering or payment of remuneration, either directly or indirectly, in return for or to induce a referral of items or services for Medicare and Medicaid patients. Federal and state statutes impose restrictions on physician referrals of designated health services to entities with which the physician has a financial relationship. These laws and applicable regulations also regulate the submission of claims for the reimbursement of physician services, or for services incident to those services, provided under federal health care programs that are false or fraudulent. Violations of these laws may result in substantial civil and criminal penalties, including civil monetary penalties, exclusion from the participation in the Medicare and Medicaid programs, loss of licensure to practice medicine and other penalties. Such exclusion and penalties, if applied to Atlantic's affiliated medical practice groups, could have an adverse effect on Atlantic. See "Business - Government Regulation."

         Recently adopted health insurance reform legislation included important changes in federal laws regulating fraud and abuse. Statutory provisions establishing criminal penalties, both fines and imprisonment, for intentionally fraudulent activity in the provision of health services was included. Claims for reimbursement that are improperly processed and submitted to federal programs that result in inappropriately obtained reimbursement can result in civil penalties. Moreover, persons who have an ownership interest or serve as officers or managing employees of entities that are convicted or excluded from participation for filing false or fraudulent claims, would also be subject to exclusion and civil penalties for each day the individual maintains that interest. Finally, remuneration between organizations and entities, which provide services to Medicare or Medicaid beneficiaries and have a written risk sharing agreement are exempted under Medicare and Medicaid statutes that prohibit the payment or remuneration to induce or obtain referrals. These statutes, if applied to Atlantic and its affiliated medical practice groups, could have a material adverse effect on Atlantic.

         Certain provisions of state and federal statutes, commonly referred to as the "Anti-kickback Laws," prohibit the offer, payment, solicitation or receipt of any form of remuneration either in return for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. The Anti-kickback Laws are broad in scope and have been broadly interpreted by courts in many jurisdictions. Read literally, the statutes place at risk many otherwise legitimate business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials.

         The federal government has published several final and proposed regulations for the creation of certain "safe harbors" from prosecution under the federal Anti-kickback Law, but some of Atlantic's operations do not satisfy the requirements for any of the "safe harbor" exemptions. Management of Atlantic believes, however, that in the conduct of its contemplated business operations Atlantic will not be in a position to make or influence the referral of patients for goods or services and that such business operations will not constitute or generate any violation of state or federal Anti-kickback Laws. To the extent Atlantic is deemed by state or federal authorities to be a separate provider of health care services, making referrals to or receiving referrals from physicians or medical practice groups through its Non-Exclusive Medical Provider Agreements, the financial arrangement under such agreements could be subject to scrutiny and prosecution under the anti-kickback laws. Violation of the Anti-kickback Laws is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties, including excluding violators from participation in Medicare or state health programs, and other criminal and civil penalties may be imposed pursuant to applicable state laws.

         Significant prohibitions against physician referrals were enacted, subject to certain exemptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995 and subject to certain exemptions, Stark II prohibits a physician or a member of the physician's immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The designated health services include the provision of clinical laboratory services, radiology, radiation therapy services and supplies, physical and occupational therapy services, durable medical equipment and supplies, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics and prosthetic devices and supplies, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The penalties for violation of Stark II include a prohibition on Medicaid and Medicare reimbursement and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." Since Atlantic is to provide administrative services only and is not to provide any "designated health services" or other health services, management of Atlantic believes that its business operations will not generate any violations of the Stark legislation. While Atlantic believes it will be in compliance with the Stark legislation, future regulations could require Atlantic to modify the form of its relationships with the affiliated physician groups. Moreover, the violation of the Stark legislation by any of Atlantic's affiliated medical practice groups could result in significant fines and loss of reimbursement which would adversely affect Atlantic.

         Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other patients. The State of North Carolina has enacted statutes which prohibit the payment of fees to induce referrals and prohibit referrals of patients by health care providers for certain designated health care services to entities in which the health care provider or group practice or any member of the group practice has an investment interest. Sanctions which may be imposed for violations of such statutes include discipline by the applicable professional licensing board, suspension or revocation of the offending provider's license and substantial civil money penalties. While Atlantic believes it will be in compliance with such state laws, the existing or future laws or regulations could require Atlantic to modify the form of its relationships with the affiliated physician groups.

         Laws in all states regulate the business of insurance and the operation of HMOs. The laws and regulations of the State of North Carolina, as interpreted by the state's Department of Insurance ("DOI"), permit physician organizations, such as Atlantic, to enter into risk sharing contracts only with licensed entities such as HMOs. Although Atlantic currently does not have any risk sharing contracts, Atlantic may enter into such contracts in the future and at such time may be subject to the HMO statute. A physician organization may also become subject to regulation as a PPO or a URO. Although management of Atlantic believes that its current operations fall outside of the oversight of the DOI, no assurance can be provided, that the structure and operation of Atlantic and its affiliated medical practice groups will not be challenged by the DOI or other regulatory agencies. Any such challenge and any requirements that Atlantic restructure its operations or qualify for an insurance license could have a material effect on Atlantic's operations.


EMPLOYEES


         As of June 30, 1997, Atlantic had three full-time employees, its Chief Operating Officer and two administrative assistants. Atlantic also uses an independent contractor as its Chief Financial Officer and another part-time employee to assist with network development. Atlantic is not subject to any collective bargaining agreements and believes that its employee relations are good.


FACILITIES


         Atlantic's facilities are located at 825 Kennedy Avenue, New Bern, North Carolina 28560, and consist of approximately 700 square feet of office space. Atlantic leases this space from New Bern Family Practice Center, P.A. of which Dr. Mahaney, Atlantic's President and Chief Executive Officer, is a shareholder and Treasurer. The lease, which became effective January 1, 1997, expires December 31, 1997. Monthly rent is currently approximately $520.00. Prior to this arrangement, Atlantic occupied the space rent free pursuant to an oral lease entered into in March 1996. Atlantic intends to remain in its existing facilities for the near future.


LEGAL PROCEEDINGS

         Atlantic is not involved in any legal proceedings considered by management to be material.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and officers of Atlantic are as follows:

         Name                      Age     Position
         ----                      ---     --------


J. Philip Mahaney, Jr., M.D.       52      President and Chief Executive Officer
                                           and Director

Kerry A. Willis, M.D.              38      Chairman of the Board and Director

Robert H. Blake, III               39      Chief Operating Officer

Stephen W. Nuckolls                30      Chief Financial Officer

Michael L. Bramley, M.D.           50      Vice President and Director

W. James Stackhouse, M.D.          47      Treasurer and Director

Joseph E. Agsten, M.D.             54      Director

Charles J. Baio, M.D.              47      Director

Graham A. Barden, III, M.D.        41      Director

A. Clark Gaither, M.D.             43      Director

Frank L. Gay, M.D.                 37      Director

Robert A. Krause, M.D.             48      Director

Robert S. Meyer, M.D.              49      Director and Secretary

Leo E. Waivers, M.D.               45      Director

James M. Williams, M.D.            43      Director

         J. PHILIP MAHANEY, JR., M.D. has served as President and Chief Executive Officer of Atlantic since March 1996 and has served as a director of Atlantic since December 1994. He is a family practice physician with New Bern Family Practice Center, P.A., a medical practice group located in New Bern, North Carolina. Dr. Mahaney also serves as Treasurer of New Bern Family Practice Center, P.A.


         KERRY A. WILLIS, M.D. has served as Chairman of the Board of Directors of Atlantic since March 1996. Prior to becoming Chairman, he served as Vice President of Atlantic. He has served as a director of Atlantic since December 1994. He is a physician practicing family medicine with East Carteret Family Medicine, P.A., a medical practice group located in Beaufort, North Carolina. In addition, Dr. Willis serves as President of East Carteret Family Medicine, P.A.

         ROBERT H. BLAKE, III has been the Chief Operating Officer of Atlantic since June 1996. From February 1994 to June 1996, he served as Assistant Vice President, Managed Care Services of Acordia National, Inc., a health insurance services company in Charleston, West Virginia. In addition from July 1992 to June 1996, he served as President of The Greenbrier Study Group, a health care consulting firm in Charleston, West Virginia. From July 1993 to February 1994, Mr. Blake served as a Managed Care Network and Provider Sponsored Health Plan Developer for Newbridge, Inc./Health Economics Corporation.


         STEPHEN W. NUCKOLLS has been the Chief Financial Officer of Atlantic since April 1997. From September 1995 to July 1996, he served as Chief Financial Officer of Blue Ridge Primary Care, Inc., an integrated medical group of over 120 physicians based in Roanoke, Virginia which subsequently merged with the Carilion Health System. In August 1996, he founded Integration Strategies, a health care consulting firm based in Galax, Virginia. From May 1990 to September 1995, Mr. Nuckolls was employed by McGladrey & Pullen, LLC, an international accounting and consulting firm.

         MICHAEL L. BRAMLEY, M.D. has served as Vice President of Atlantic since November 1996 and as a director of Atlantic since October 1996. He is a practicing pediatrician with Greenville Pediatrics, P.A., a medical practice group located in Greenville, North Carolina. He also serves as Secretary of Greenville Pediatrics, P.A. Dr. Bramley has been with Greenville Pediatric Services, Inc. since 1976 and serves as Secretary.


         W. JAMES STACKHOUSE, M.D. has served as Treasurer of Atlantic since November 1996 and as a director of Atlantic since October 1996. He is a physician practicing internal medicine with Goldsboro Medical Specialists, P.A., a medical practice group located in Goldsboro, North Carolina. Dr. Stackhouse has been a physician with Goldsboro Medical Specialists, P.A. since 1981.

         JOSEPH E. AGSTEN, M.D. has served as a director of Atlantic since December 1994. He is a practicing family physician with Joseph E. Agsten, M.D. and Laddie M. Crisp Jr., M.D. d/b/a Drs. Agsten and Crisp. Dr. Agsten has practiced medicine for over twenty (20) years.


         CHARLES J. BAIO, M.D. has served as a director of Atlantic since April 1997. He practices internal medicine with Wilson Medical Associate, P.A., in Wilson, North Carolina. Dr. Baio has practiced medicine for over fourteen (14) years.

         GRAHAM A. BARDEN, III, M.D. FAAP has served as a director of Atlantic since April 1997. He is a practicing pediatrician with Coastal Childrens' Clinic, Inc., a pediatric practice group located in New Bern, North Carolina. Dr. Barden has been a pediatrician with Coastal Childrens' Clinic, Inc. for over twelve (12) years.

         A. CLARK GAITHER, M.D. has served as a director of Atlantic since June 1995. He is a practicing physician with Goldsboro Family Physicians, P.A., a medical practice group located in Goldsboro, North Carolina. He also serves as President of Goldsboro Family Physicians, P.A. Dr. Gaither has practiced medicine with Goldsboro Family Physicians, P.A. for over five (5) years.

         FRANK L. GAY, M.D. has served as a director of Atlantic since June 1997. He has practiced obstetrics/gynecology with Greenville Obstetrics and Gynecology, a division of Physicians East, P.A., a medical practice group located in Greenville, North Carolina for over three years. Prior to joining this group, Dr. Gay served as a staff Obstetrician/Gynecologist for the United States Air Force for four (4) years.

         ROBERT A. KRAUSE, M.D. has served as a director of Atlantic since December 1994. He is a self-employed family practitioner. He has served in such a capacity for the last eight (8) years.

         ROBERT S. MEYER, M.D. has served as Secretary of Atlantic since March 1996. He has served as a director of Atlantic since March 1996. Dr. Meyer is a self-employed family practice physician. Dr. Meyer has practiced family medicine for over nineteen (19) years. Dr. Meyer is the Chairman of the Board and Medical Director for Home Health and Hospice CARE, Inc., a non-profit home health agency headquartered in Goldsboro, North Carolina.


         LEO E. WAIVERS, M.D. has served as a director of Atlantic since October 1996. He practices general internal medicine with Greenville Internal Medicine, P.A., a medical practice group located Greenville, North Carolina. He serves as President of Greenville Internal Medicine, P.A. Dr. Waivers has practiced internal medicine with Greenville Internal Medicine, P.A. since 1991.


         JAMES M. WILLIAMS, M.D. has served as a director of Atlantic since June 1997. He is a practicing family physician with Scotland Neck Family Medical Center, Inc. He also serves as Medical Director of this practice. Dr. Williams has practiced medicine in Scotland Neck, North Carolina for over fifteen (15) years.


CLASSIFIED BOARD OF DIRECTORS


         Atlantic's Board of Directors currently consists of two classes, elected annually at Atlantic's annual meeting of shareholders for a term of one year. However, pursuant to Atlantic's Bylaws, as amended, effective on or prior to the date of the annual meeting of shareholders in 1997, which is currently scheduled for November 1997, the Board will be divided into three classes as nearly equal in number as possible with the directors in each class having terms of three years. The staggered three-year terms would be phased in as follows: one class will be elected for a one-year term; the second class will be elected for a two-year term; and the third class will be elected for a three-year term. The directors to be assigned to each class, and the division into classes will be as determined by the majority vote of the board of directors which is in office at the time such staggered terms will be established. Thereafter, at each annual meeting, all directors filling seats of directors with expired terms (whether re-elected or replacing another director) will be elected for three-year terms.


COMPOSITION OF THE BOARD OF DIRECTORS


         Atlantic's Board of Directors currently consists of thirteen members, twelve of whom are Primary Care Directors (as defined below) and one of whom is a Referral Director (as defined below). However, pursuant to Atlantic's Bylaws, as amended, effective on or prior to the date of the annual meeting of shareholders in 1997, at least 62.5%, but no more than 70% of the members of Atlantic's Board of Directors must be Primary Care Physicians (the "Primary Care Directors"). Atlantic's Bylaws define Primary Care Physicians as physicians who practice substantially (75% or more as determined by gross practice revenues) in one or more of the primary care specialties of family practice, general internal medicine, general pediatrics or general practice ("Primary Care Specialties"); are generally not board certified in any specialty other than a Primary Care Specialty; and, if board certified in any other specialty other than a Primary Care Specialty, generally do not hold themselves out as practicing in any specialty other than the Primary Care Specialties. In addition, Atlantic's Bylaws, as amended, provide that at least one (1) of every ten (10) members of the Board of Directors shall be a physician practicing solely in the medical specialty of obstetrics and gynecology (the "OB/GYN Director(s)"). The remainder of the board of directors must be physicians who practice primarily in referral medical and surgical specialties other than the Primary Care Specialties (the "Referral Directors").

COMMITTEES OF THE BOARD OF DIRECTORS


         The Board of Directors has established six committees: an Executive Committee, a Nominating Committee, a Network Committee, a Medical Management Committee, a Finance Committee and a Compensation Committee. The current members of the Executive Committee are Drs. Michael L. Bramley, J. Philip Mahaney, Jr., Robert S. Meyer, M.D., W. James Stackhouse and Kerry A. Willis. The members of the Executive Committee will also serve as members of the Nominating Committee. The Network Committee is composed of Dr. A. Clark Gaither and Leo E. Waivers. The Medical Management Committee is composed of Drs. Robert S. Meyer and Michael
L. Bramley, and the Finance Committee is composed of Drs. W. James Stackhouse, Ronald A. Moore and Joseph W. Ponzi. The Compensation Committee is composed of Drs. Joseph E. Agsten, W. James Stackhouse and Leo E. Waivers. The Board of Directors is in the process of formally appointing new members to these committees in order to obtain appropriate composition of Referral and Primary Care physicians.

         The Executive Committee reviews and discusses proposals and makes recommendations to the Board of Directors and has the authority to take certain actions on behalf of the Board of Directors between meetings of the Board of Directors. The Network Committee has certain responsibilities and authority concerning medical provider network development, and the Medical Management Committee has certain responsibilities and authority concerning utilization management and quality assurance matters. The Finance Committee has certain responsibilities and authority concerning managed care contracts, reimbursement schedules, financial risk sharing models and other financial matters. The Compensation Committee makes recommendations to the Board concerning compensation to be paid to the Company's officers and directors.


DIRECTOR COMPENSATION


         The members of the Board of Directors of Atlantic do not currently receive compensation for their service on the Board. They may be reimbursed by Atlantic for any out-of-pocket expenses incurred in connection with their service on the Board. In May 1997, the Board of Directors appointed a Compensation Committee to review all compensation of Atlantic's directors.

EXECUTIVE COMPENSATION


         The following table sets forth the cash and non-cash compensation for the fiscal years ending December 31, 1994, 1995 and 1996 awarded to or earned by the President and Chief Executive Officer of Atlantic. No executive officers of Atlantic earned over $100,000 in the fiscal year ended December 31, 1994, 1995 or 1996.


                           SUMMARY COMPENSATION TABLE

NAME AND                                                  ANNUAL COMPENSATION
PRINCIPAL POSITION                       YEAR                  SALARY ($)
------------------                       ----                  ----------


J. Philip Mahaney, Jr., M.D.(1)          1996                  None (2)(3)
PRESIDENT AND CHIEF
EXECUTIVE OFFICER

Thomas L. Speros, M.D.(1)                1995                  None (2)
CHAIRMAN, PRESIDENT AND CHIEF            1994                  None (2)
EXECUTIVE OFFICER


--------------------

(1) Dr. Speros served as Chairman, President and Chief Executive Officer of Atlantic until March 1996. Upon Dr. Speros' resignation, J. Philip Mahaney, Jr., M.D. was elected President and Chief Executive Officer in March 1996.


(2) Neither Dr. Speros nor Dr. Mahaney received compensation for the fiscal years ending December 31, 1994, 1995 and 1996. However, both officers were reimbursed by Atlantic for out-of-pocket expenses incurred in connection with his position.

(3) Dr. J. Philip Mahaney, Jr., President and Chief Executive Officer, and Dr. Kerry A. Willis, Chairman of the Board, received $2,000 per month for the first six months of 1997. In May 1997, the Board of Directors appointed a Compensation Committee to review all future compensation of the Company's officers and directors.


EMPLOYMENT AGREEMENT


         On June 1, 1996, Atlantic entered into an employment agreement with Robert H. Blake III under which Mr. Blake agreed to serve as the Chief Operating Officer of Atlantic for a base salary of $96,000 per year (the "Employment Agreement"). The initial term of the Employment Agreement expired on December 31, 1996. The Company and Mr. Blake have orally extended the term of the Agreement beyond December 31, 1996 for an indefinite period. Any bonus to be paid to Mr. Blake as set forth in the written agreement has been deferred for an indefinite period. The Employment Agreement contains provisions providing for the maintenance of confidentiality of proprietary information of Atlantic.

                              CERTAIN TRANSACTIONS

         All shareholders of the Primary Class Common Shares and the Referral Class Common Shares of Atlantic are required to enter into, or practice medicine through a medical practice group that has entered into, a Medical Services Provider Agreement with Atlantic. See "Business -- Medical Services Provider Agreements, Structure and Ownership and Management." Correspondingly, each member of the Board of Directors has entered into or has agreed to enter into or practices medicine through a medical practice group, of which he or she is a shareholder, which has entered into or has agreed to enter into, a Medical Services Provider Agreement. In addition, upon execution of the Medical Services Provider Agreement, participating physicians and medical practice groups who are referral specialists are required to pay to Atlantic an initial administrative and management fee equal to $3,000 per Referral Physician. As of the date hereof, it is not possible to determine the amount which will be paid to the respective physicians or medical practice groups pursuant to the terms of the Medical Services Provider Agreement.


         In January 1997, Atlantic entered into a written lease with New Bern Family Practice Center, P.A., of which Dr. Mahaney, Atlantic's President and Chief Executive Officer, is a shareholder and Treasurer. The lease, which became effective January 1, 1997, expires December 31, 1997. Monthly rent is currently approximately $520.00. Prior to this arrangement, Atlantic occupied the space rent free pursuant to an oral lease entered into in March 1996. Atlantic intends to remain in its existing facilities for the near future.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the capital stock of the Company as of June 30, 1997, and as adjusted to reflect the sale of the Shares offered hereby for (i) each person known by Atlantic to beneficially own more than 5% of the shares of the capital stock of the Company, (ii) each executive officer named in the summary compensation table, (iii) each director of Atlantic, and
(iv) all directors and executive officers of Atlantic as a group. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual or group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such individual or group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the Shares shown.


PRIMARY CLASS COMMON SHARES

                                   NUMBER OF PRIMARY
                                  CLASS COMMON SHARES            PERCENTAGE OF OUTSTANDING PRIMARY CLASS
                                  BENEFICIALLY OWNED                          COMMON SHARES
                                  ------------------            -----------------------------------------


NAME AND ADDRESS                        AMOUNT                  JULY 31, 1997           AFTER OFFERING(1)
----------------                        ------                  -------------           --------------
J. Philip Mahaney, Jr., M.D.          8,000   (2)                   3.0%                        *
1612 Brices Creek Road
New Bern, NC 28562

Kerry A. Willis, M.D.                 4,000   (3)                   1.5%                        *
303 Eastchester Drive
Morehead City, NC 28557

Joseph E. Agsten, M.D.                4,000   (4)                   1.5%                        *
2202 Emerson Road
Kinston, NC 28504

Michael L. Bramley, M.D.             10,000   (5)                   3.8%                       1.1%
300 Bethesda Drive
Greenville, NC 27834

Charles J. Baio, M.D.                 8,000   (6)                   3.0%                        *
200 Glendale Avenue
Wilson, NC 27895

A. Clark Gaither, M.D.                4,000   (7)                   1.5%                        *
212 Maplewood Drive
Goldsboro, NC 27534

Robert A. Krause, M.D.                2,000                           *                         *
906 Eaton Drive
Jacksonville, NC 28546

Robert S. Meyer, M.D.                 2,000                           *                         *
307 Cashwell Drive
Goldsboro, NC 27534

Graham A. Barden, III M.D.           10,000   (8)                   3.8%                       1.1%
703 Newman Road
New Born, NC 28562





W. James Stackhouse, M.D.             6,000   (9)                   2.3%
201 Cox Boulevard
Goldsboro, NC 27534

Leo E. Waivers, M.D.                  6,000   (10)                  2.3%
2303 Executive Park Circle
Greenville, NC 27834

James M. Williams, M.D.               2,000   (11)                    *                         *
919 Jr. High School Road
Scotland Neck, NC 27874

All Directors and Executive          66,000   (2) (3)               25.5%                      7.7%
Officers as a Group                           (4) (5)
 (15 persons)                                 (6) (7)
                                              (8) (9)
                                              (10)



*        Less than 1% of the issued and outstanding Primary Class Common Shares.


(1) The Company met its minimum offering requirement on May 29, 1997 and, therefore, disclosure relating to the percentage of outstanding Primary Class Common Shares in the event that only the minimum number of Shares sold has been omitted.


(2) Includes 8,000 Primary Class Common Shares beneficially owned by New Bern Family Practice Center, P.A., of which Dr. Mahaney is a shareholder and is Treasurer. Dr. Mahaney may be deemed to be the beneficial owner of such shares.

(3) Includes 4,000 Primary Class Common Shares beneficially owned by East Carteret Family Medicine, P.A., of which Dr. Willis is a shareholder and is President. Dr. Willis may be deemed to be the beneficial owner of such shares.


(4) Includes 4,000 Primary Class Common Shares beneficially owned by Dr. Agsten and Laddie M. Crisp, Jr., M.D. Dr. Agsten may be deemed to be the beneficial owner of such shares.

(5) Includes 10,000 Primary Class Common Shares beneficially owned by Greenville Pediatric Services, Inc., of which Dr. Bramley is a shareholder and is Secretary. Once such shares are issued, Dr. Bramley may be deemed to be the beneficial owner of such shares.

(6) Includes 10,000 Primary Class Common Shares beneficially owned by Coastal Childrens Clinic, Inc., of which Dr. Barden is a shareholder and is President. Dr. Barden may be deemed to be the beneficial owner of such shares.


(7) Includes 4,000 Primary Class Common Shares beneficially owned by Goldsboro Family Physicians, P.A., of which Dr. Gaither is a shareholder and is President. Dr. Gaither may be deemed to be the beneficial owner of such shares.


(8) Includes 8,000 Primary Class Common Shares beneficially owned by Wilson Medical Associates, P.A., of which Dr. Baio is a shareholder. Once such shares are issued, Dr. Baio may be deemed to be the beneficial owner of such shares.

(9) Includes 6,000 Primary Class Common Shares beneficially owned by Goldsboro Medical Specialists, P.A., of which Dr. Stackhouse is a shareholder. Dr. Stackhouse may be deemed to be the beneficial owner of such shares.


(10) Includes 6,000 Primary Class Common Shares beneficially owned by Greenville Internal Medicine, P.A., of which Dr. Waivers is a shareholder and is President. Once such shares are issued, Dr. Waivers may be deemed to be the beneficial owner of such shares.


REFERRAL CLASS COMMON SHARES

                                  NUMBER OF REFERRAL
                                  CLASS COMMON SHARES        PERCENTAGE OF OUTSTANDING REFERRAL CLASS
                                  BENEFICIALLY OWNED                       COMMON SHARES
                                  ------------------         ----------------------------------------


NAME AND ADDRESS                        AMOUNT               JULY 31, 1997           AFTER OFFERING (1)
----------------                        ------               -------------           --------------
Frank L. Gay, M.D.                     2,000                     1.0%                        *
101 Bethesold Drive
Greenville, NC 27834

All Directors and Executive            2,000                     1.0%                        *
Officers as a Group
(15 persons)



*        Less than 1% of the issued and outstanding Referral Class Common
         Shares.


(1) The Company met its minimum offering requirement on May 29, 1997 and, therefore, disclosure relating to the percentage of outstanding Nonprofit Class Nonvoting Common Shares in the event that only the minimum number of Shares is sold has been omitted.

NONPROFIT CLASS NONVOTING COMMON SHARES

                                   NUMBER OF NONPROFIT
                                  CLASS NONVOTING COMMON
                                          SHARES             PERCENTAGE OF OUTSTANDING NONPROFIT CLASS
                                    BENEFICIALLY OWNED                NONVOTING COMMON SHARES
                                    ------------------       -----------------------------------------


NAME AND ADDRESS                         AMOUNT              JULY 31, 1997                 MAXIMUM
----------------                         ------              -------------                 -------
Rural Health Group, Inc.                2,000                    80.0%                       1.3%
P.O. Box 644
Jackson, NC 27845


Tri-County Health                         500                    20.0%                        *
Services, Inc.
P.O. Box 40
Aurora, NC 27806


All Directors and Executive                 0                      *                          *
Officers as a Group
(15 persons)



* Less than 1% of the issued and outstanding Nonprofit Class Nonvoting Common Shares.


(1) The Company met its minimum offering requirement on May 29, 1997 and, therefore, disclosure relating to the percentage of Nonprofit Class Nonvoting Common Shares in the event that only the minimum number of Shares is sold.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of Atlantic consists of 1,000,000 Primary Class Common Shares, par value $1.00 per share, 1,800,000 Referral Class Common Shares, par value $1.00 per share and 200,000 Nonprofit Class Nonvoting Common Shares, par value $1.00 per share. Prior to July 1996, the authorized capital stock of Atlantic consisted of 100,000 shares of common stock, $1.00 par value per share. In August 1996, after Atlantic amended and restated its Articles of Incorporation to reflect its current capital structure, the shares of common stock previously issued and outstanding were canceled and re-issued as either Primary Class Common Shares, Referral Class Common Shares or Nonprofit Class Nonvoting Common Shares, as the case may be, depending upon the qualifications of the existing shareholders.

PRIMARY CLASS COMMON SHARES


          As of June 30, 1997, there were 258,500 Primary Class Common Shares issued and outstanding, held by 97 holders of record. All of the issued and outstanding Primary Class Common Shares are fully paid and nonassessable.


         Pursuant to Atlantic's Amended and Restated Articles of Incorporation, Atlantic may issue Primary Class Common Shares only to Primary Care Physicians, which are defined in Atlantic's Bylaws, as amended, as physicians who practice substantially (75% or more as determined by gross practice revenues) in one or more of the primary care specialties of family practice, general internal medicine, general pediatrics or general practice ("Primary Care Specialties"); are generally not board certified in any specialty other than a Primary Care Specialty; and, if board certified in any other specialty other than a Primary Care Specialty, generally do not hold themselves out as practicing in any specialty other than the Primary Care Specialties, and, until August 31, 1997, to practice groups (partnerships, professional corporations or professional limited liability companies) engaged primarily in the provision of services of Primary Care Physicians, which physicians, either directly or through a practice group, or practices, have contracted with Atlantic to provide medical and other health care services through contracts negotiated by Atlantic.

         The holders of the Primary Class Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. In addition, the holders of the Primary Class Common Shares are entitled to vote as a group with special voting requirements on: (i) election of all Primary Care Directors; (ii) amendments to Atlantic's Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes; (iii) when a shareholder vote is required, approval of the sale or transfer of all or substantially all of the assets of, or the dissolution of, Atlantic; (iv) certain amendments to Atlantic's Bylaws, as amended; and (v) all matters on which such vote is required by the North Carolina Business Corporation Act.

         The vote of 65% of all of the issued and outstanding Primary Class Common Shares and 65% of all of the issued and outstanding Referral Class Common Shares is required to adopt amendments to Atlantic's Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes, and/or, if shareholder vote is required, to approve the sale or transfer of all or substantially all of the assets of Atlantic.

         The vote of 65% of all of the issued and outstanding Primary Class Common Shares is required to elect Primary Care Directors, and the Primary Class Common Shares are the only class of shares voting on the election of the Primary Care Directors.

         Holders of the Primary Class Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Primary Class Common Shares have no preemptive rights and no right to convert their Primary Class Common Shares into any other securities. Upon any liquidation or dissolution of Atlantic, the holders of the Primary Class Common Shares are entitled to share, pro rata, in any distribution of Atlantic's assets to shareholders.

REFERRAL CLASS COMMON SHARES


          As of June 30, 1996, there were 200,000 Referral Class Common Shares issued and outstanding, held by 113 holders of record. All of the issued and outstanding Referral Class Common Shares are fully paid and nonassessable.


         Pursuant to Atlantic's Amended and Restated Articles of Incorporation, Referral Class Common Shares will be issued only to physicians practicing primarily in referral medical and surgical specialties other than Primary Care Specialties and, until August 31, 1997, to practice groups (partnerships, professional corporations or professional limited liability companies) engaged primarily in the provision of services of physicians practicing primarily in such referral medical and surgical specialties other than Primary Care Specialties, which physicians, either directly or through a practice group, or practices, have contracted with Atlantic to provide medical and other health care services through contracts negotiated by Atlantic.

         The holders of the Referral Class Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. In addition, the holders of the Referral Class Common Shares are entitled to vote as a group with special voting requirements on: (i) election of all Referral Directors and all OB/GYN Directors; (ii) adoption of amendments to Atlantic's Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes; (iii) when a shareholder vote is required, approval of the sale or transfer of all or substantially all of the assets of, or the dissolution of, Atlantic; (iv) amendment to certain provisions of Atlantic's Bylaws, as amended; and (v) all matters on which such vote is required by the North Carolina Business Corporation Act.

         The vote of 65% of all of the issued and outstanding Referral Class Common Shares, and 65% of all of the issued and outstanding Primary Class Common Shares is required to adopt amendments to Atlantic's Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes, and/or, when shareholder vote is required, to approve the sale or transfer of all or substantially all of the assets of, or the dissolution of, Atlantic. The vote of 65% of all of the issued and outstanding Referral Class Common Shares are required to elect Referral Directors and OB/GYN Directors and the holders of Referral Class Common Shares are the only shareholders allowed to vote on the election of Referral Directors and OB/GYN Directors.

         Holders of the Referral Class Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Referral Class Common Shares have no preemptive rights and no right to convert their Referral Class Common Shares into any other securities. Upon any liquidation or dissolution of Atlantic, the holders of the Referral Class Common Shares are entitled to share, pro rata, in any distribution of Atlantic's assets to shareholders.

NONPROFIT CLASS NONVOTING COMMON SHARES


          As of June 30, 1997, there were 2,500 Nonprofit Class Nonvoting Common Shares issued and outstanding, held by two holders of record. All of the issued and outstanding Nonprofit Class Nonvoting Common Shares are fully paid and nonassessable.


         Pursuant to Atlantic's Amended and Restated Articles of Incorporation, Nonprofit Class Nonvoting Common Shares will be issued only to nonprofit entities or public (local, state or federal government) corporations engaged in the delivery of health care services, which have contracted with Atlantic to provide medical or other health care services through contracts negotiated by Atlantic.

         The holders of the Nonprofit Class Nonvoting Common Shares are not entitled to vote on any matters submitted to Atlantic's shareholders. The Nonprofit Class Nonvoting Common Shares otherwise have all rights of common shares pursuant to the North Carolina Business Corporation Act. Holders of the Nonprofit Class Nonvoting Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Nonprofit Class Nonvoting Common Shares have no preemptive rights and no right to convert their Nonprofit Class Nonvoting Common Shares into any other securities. Upon any liquidation or dissolution of Atlantic, the holders of the Nonprofit Class Nonvoting Common Shares are entitled to share, pro rata, in any distribution of Atlantic's assets to shareholders.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION

         Atlantic's Amended and Restated Articles of Incorporation provide Atlantic's Board of Directors with the power and authority to limit the liability of its directors to the fullest extent permitted by the North Carolina Business Corporation Act. Directors of Atlantic will not be personally liable to Atlantic or otherwise for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Atlantic; (ii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions; or
(iii) any transaction from which the director derived an improper personal benefit.

         The North Carolina Business Corporation Act requires that Atlantic indemnify any director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of Atlantic against reasonable expenses incurred by the director in connection with the proceeding. "Proceeding" means a threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal. Reference is made to the detailed provisions of Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act for a complete statement of such indemnification rights. Atlantic's Bylaws, as amended, also require Atlantic to provide indemnification to any person who at any time serves or has served as a director or officer of Atlantic, or at the request of Atlantic is or was serving as an officer, director, agent, partner, trustee, administrator, or employee for any other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the fullest extent permitted by the North Carolina Business Corporation Act. Atlantic's Bylaws, as amended, also permit Atlantic's Board of Directors, in its discretion, to provide such indemnification to employees and agents of Atlantic.


         Atlantic maintains a directors and officers and errors and omissions insurance policy, the maximum coverage of which is $1,000,000 per claim.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of Atlantic pursuant to the foregoing provisions, or otherwise, Atlantic has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN ANTI-TAKEOVER PROVISIONS

         In 1987, the North Carolina Shareholder Protection Act, N.C. Gen. Stat. ss. 55-9-01 et seq. (the "Shareholder Protection Act"), was enacted to provide fair price protection for shareholders in two-tier takeovers. Generally applicable to corporations that have a class of shares registered under Section 12 of the Securities Exchange Act of 1934 and are organized under the laws of North Carolina, the Shareholder Protection Act provides that any business combination of a corporation with an entity owning more than 20% of the voting shares of the corporation must be approved by 95% of the voting shares. A purchaser may avoid the 95% voting requirement by complying with, among other things, (i) fair price formula provisions of N.C. Gen. Stat. ss. 55-9-03; (ii) certain restrictions in N.C. Gen. Stat. ss. 55-9-03 (pertaining to board representation and acquisition of shares) on such purchaser's conduct between the time of acquisition of the 20% threshold voting interest in the corporation and the consummation of the business combination, and (iii) the requirements set forth in N.C. Gen. Stat. ss. 55-9-03 (relating to the solicitation of proxies).

         In 1987, North Carolina adopted the North Carolina Control Share Acquisition Act, N.C. Gen. Stat. ss. 55-9A-01 et seq. (the "Control Share Act"), the provisions of which are generally applicable to corporations that have a class of shares registered under Section 12 of the Securities Exchange Act of 1934 and are organized under the laws of North Carolina and which become operative when an acquiring person purchases shares entitling such person to voting power equal to or greater than one-fifth, one-third or one-half of all voting power of the issuing corporation ("Control Shares"). A "Control Share Acquisition" means, with certain exceptions, the acquisition by any person of Control Shares. Control Shares acquired in a Control Share Acquisition shall not have voting rights unless such rights are granted by resolution adopted by the shareholders of the corporation. To be granted voting rights under an approved resolution, the resolution must generally be adopted by the affirmative vote of at least a majority of all the outstanding shares of the corporation (not including Interested Shares) entitled to vote for the election of directors. "Interested Shares" means shares of the corporation beneficially owned by (i) any person who has acquired or proposes to acquire Control Shares in a Control Share Acquisition; (ii) any officer of the corporation; or (iii) any employee of the corporation who is also a director of the corporation. Before a vote on the resolution occurs, the shareholders must be provided both with notice of and information about the Control Share Acquisition, including a description of the right of redemption available to shareholders. The right of redemption by shareholders of the corporation under the Control Shares Act provides that if the Control Shares acquired in a Control Share Acquisition are accorded voting rights and if the holders of the Control Shares have a majority of all voting power for the election of directors, all shareholders of the corporation (other than holders of Control Shares) have rights to have their shares redeemed by the corporation at the fair value of the shares. Fair value of the shares is determined as of the day prior to the date on which the referenced shareholders meeting was held relating to the grant of voting rights to the Control Shares, but in no event is it a value less than the highest price paid per share by the acquiring person in the Control Share Acquisition. This right of redemption is granted subject to the satisfaction of certain requirements by the shareholder after receiving notice of the grant of voting rights to the Control Shares.

         Although Atlantic is governed by the North Carolina Business Corporation Act, it is not subject to the anti-takeover provisions of the Shareholder Protection Act and the Control Share Act. Atlantic has "opted-out" of these provisions pursuant to an express provision in Atlantic's Amended and Restated

Articles of Incorporation. "Opting-out" of these anti-takeover provisions could limit the price that certain investors might pay in the future for shares of Atlantic's capital stock.

         Sections 2(a) and 2(b) of Atlantic's Amended and Restated Articles of Incorporation provide that the affirmative vote of 65% of all of the issued and outstanding Primary Class Common Shares, voting as a separate group, and the affirmative vote of 65% of all of the issued and outstanding Referral Class Common Shares, voting as a separate group, are required for shareholder approval, if necessary, of a transfer of all or substantially all of the assets of Atlantic. Such a provision may impede a change of control. See "Risk Factors--Effect of Certain Articles of Incorporation and Bylaw Provisions."

                         SHARES ELIGIBLE FOR FUTURE SALE


         Upon completion of this Offering, Atlantic will have 856,500 Primary Class Common Shares, 1,426,000 Referral Class Common Shares and 152,500 Nonprofit Class Nonvoting Common Shares issued and outstanding, if the maximum number of Shares offered hereby is sold. All purchasers of shares of Atlantic's capital stock already issued by Atlantic and all purchasers of the Shares offered hereby have been and will be required to enter into Subscription and Shareholder Buy/Sell Agreements, which restrict the sale of the shares of capital stock of Atlantic and the Shares offered hereby and provide to Atlantic the right to repurchase such shares upon certain purchase events at fair market value, as determined in the sole discretion of the Board of Directors of Atlantic. Accordingly, so long as the buy/sell provisions in the Subscription and Shareholder Buy/Sell Agreement are in effect, development of a trading market for any of the shares of Atlantic's capital stock, including the Shares offered hereby is precluded. Consequently, there is currently no public or private trading market for the Shares offered hereby and unless all of the buy/sell provisions in the Subscription and Shareholder Buy/Sell Agreements are terminated, there will continue to be no public or private trading market for the Shares. See "Risk Factors -- Lack of Public Trading Market; Limitations on Transfer."

         In the event, the buy/sell provisions in the Subscription and Shareholder Buy/Sell Agreements are terminated, then out of all of the issued and outstanding shares of capital stock of Atlantic, all of the Shares sold in this Offering will be freely tradable without restriction under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 185,000 shares of capital stock of Atlantic held by existing stockholders are "restricted securities" under the Securities Act. The Shares, and any shares purchased by an affiliate of Atlantic, may not be sold unless they are registered under the Securities Act or unless an exemption from registration, such as an exemption provided by Rule 144 or 144(k) under the Securities Act is available.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of Atlantic, who has beneficially owned "restricted securities" for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of capital stock then outstanding or (ii) the average weekly trading volume of the capital stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information about Atlantic. Under Rule 144(k), a person who is not deemed to have been an affiliate of Atlantic at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without regard to the limitations described above.


         Upon completion of this Offering, no shares of capital stock will become eligible for sale in the public market pursuant to Rule 144(k). If the buy/sell provisions in the Subscription and Shareholder

Buy/Sell Agreements are terminated, then beginning 90 days after the date of this Prospectus, shares of capital stock will become available for sale in the public market subject in certain cases, to volume and manner of sale limitations. No shares of capital stock will become eligible for immediate public resale pursuant to Rule 144. If the buy/sell provisions in the Subscription and Shareholder Buy/Sell Agreements are terminated, then the remaining shares of capital stock held by existing shareholders will become eligible for public resale at various times over a period of less than one year following the completion of this Offering, subject in some cases to volume limitations.


                              PLAN OF DISTRIBUTION


         The Shares offered hereby are offered by the officers and directors of Atlantic on a "best efforts" basis. During the initial offering period from December 30, 1996 through July 28, 1997, Atlantic sold 116,000 Primary Class Common Shares, 216,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares. The minimum number of shares was sold by May 29, 1997 and, therefore, all proceeds from such shares were released from an escrow account at Centura Bank and distributed to the Company. The Company will continue to offer Shares under this Prospectus for a period of 210 days from the date of this Prospectus. No selling commissions will be paid to any officer or director of Atlantic in connection with the offer and sale of the Shares, although any out-of-pocket expenses will be reimbursed by Atlantic.


PHYSICIAN INVESTORS

         Atlantic is offering for sale only to selected physicians who have completed Atlantic's credentialing process up to 700,000 Primary Class Common Shares and up to 1,400,000 Referral Class Common Shares at the purchase price of $1.00 per Share. Upon qualification, selected physicians will be permitted to purchase 2,000 Primary Class Common Shares per primary care physician or 2,000 Referral Class Common Shares per referral physician. Ownership of the Primary Class Common Shares and Referral Class Common Shares of Atlantic is restricted and limited to assure that no physician shareholder owns 5% or more of the outstanding shares of capital stock of Atlantic and that no collection of physician shareholders who practice together in any participating medical practice group own 10% or more of the outstanding shares of capital stock of Atlantic. See "Risk Factors -- Affiliated Service Group," "Business -- Medical Services Provider Agreements, Structure and Ownership and Management" and "Plan of Distribution -- Subscription and Shareholder Buy/Sell Agreement".

PHYSICIAN QUALIFICATIONS

         The offering of the Primary Class Common Shares and the Referral Class Common Shares is being made only to physicians who (a) are licensed to practice medicine in the State of North Carolina, (b) have been qualified by Atlantic to become a member of Atlantic's network of health care providers and (c) have agreed to enter into, or practice medicine through a medical practice group which has agreed to enter into, a Medical Services Provider Agreement with Atlantic.

         In addition, the offering of the Primary Class Common Shares is being made only to physicians practicing substantially (75% or more as determined by gross practice revenues) in one or more of the Primary Care Specialties, is generally not board certified in any other specialty other than a Primary Care Specialty, and if board certified in any other specialty other than a Primary Care Specialty, generally does not hold himself or herself out as practicing in any specialty other than one or more of the Primary Care Specialties. The offering of the Referral Class Common Shares is being made to only to physicians practicing primarily in referral medical and surgical specialties other than the Primary Care Specialties.

NON-PROFIT/PUBLIC HEALTH CARE ENTITY INVESTORS

         Atlantic is offering for sale only to selected non-profit or public corporations engaged in the delivery of health care services through contracts negotiated by Atlantic up to 150,000 Non-Profit Class Nonvoting Common Shares. Upon qualification, selected non-profit or public corporations will be permitted to purchase 2,000 Non-Profit Class Nonvoting Common Shares per non-profit or public entity.

RESIDENCY REQUIREMENTS

         Investment in the Primary Class Common Shares and Referral Class Common Shares is limited to physicians who are bona fide residents of North Carolina or such other state or jurisdiction in which the Offering is either registered or exempt from registration. Investment in the Nonprofit Class Nonvoting Common Shares is limited to entities whose principal place of business is in North Carolina or such other state or jurisdiction in which the Offering is either registered or exempt from registration.

SUBSCRIPTION AND SHAREHOLDER BUY/SELL AGREEMENTS

         At the time of purchase, each investor will be required to execute and deliver to Atlantic a Subscription and Shareholder Buy/Sell Agreement ("Subscription Agreement") and a check made payable to "Atlantic Integrated Health Incorporated" for the aggregate purchase price of the Shares to be purchased. Atlantic reserves the right to reject any Subscription Agreement for any reason. The following summary of the Subscription Agreements are qualified in their entirety to the forms of such agreements included in this Prospectus as Appendices A, B and C. There are three different forms of Subscription Agreements, one for each class of Shares. The Subscription Agreements contain standard investment representations and specific representations as to physician qualifications. In addition, the Subscription Agreements provide that Atlantic has the option to repurchase the Shares offered hereby at a price equal to the fair value thereof, as determined as of the date that Atlantic exercises such option to repurchase the shares. Fair value of the Shares will be determined annually on or before March 1 of each year by the Board of Directors of Atlantic. Atlantic will have the right to exercise this option upon (a) the appointment by a court of competent jurisdiction of a receiver, trustee or assignee of the Shareholder; (b) the voluntary application by the Shareholder under applicable laws for the relief of debtors; (c) the expiration of 30 days after entry of a final judgment by a court of competent jurisdiction against the Shareholder, provided such judgment remains unsatisfied; (d) the institution of a levy, garnishment or attachment involving the Shares; (e) the death of the Shareholder; (f) the termination for any reason of the Medical Services Provider Agreement entered into by the Shareholder, either, directly or indirectly; (g) any involuntary transfer of such Shares by or from the Shareholder; (h) the expressed desire of the Shareholder to sell, assign, pledge, transfer or otherwise dispose of or encumber such Shares; or (i) Atlantic's determination of the need to redeem Shares to preclude individual Shareholders from owning 5% or more of the outstanding shares of capital stock of Atlantic or collections of physician shareholders who practice together in any participating medical group practice from owning 10% or more of the outstanding Shares of Atlantic. In October 9, 1996, the Board of Directors of Atlantic determined that, because Atlantic had not completed the development of its corporate and operating structures and did not have any operating revenues, the fair market value of one Share as of October 1996 was equal to $0.01. Such determination remains unchanged and the Board has not made a new determination of the fair market value of the Shares as of the date hereof.

                               VALIDITY OF SHARES

         The validity of the issuance of the Shares offered hereby will be passed upon for Atlantic by Wyrick, Robbins, Yates & Ponton L.L.P., Raleigh, North Carolina.

                                     EXPERTS

         The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                     ATLANTIC INTEGRATED HEALTH INCORPORATED

              FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1995
             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Atlantic Integrated Health Incorporated:


We have audited the accompanying balance sheets of Atlantic Integrated Health Incorporated (a North Carolina corporation) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Integrated Health Incorporated as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has yet to generate revenue in excess of expenses and has an accumulated deficit at December 31, 1996, of $174,000, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                            /s/ Arthur Andersen LLP


Charlotte, North Carolina,
February 28, 1997.

                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                                 BALANCE SHEETS


         ASSETS                                                              DECEMBER 31,
         ------                                                        ----------------------     JUNE 30,
                                                                         1995         1996          1997
                                                                       --------     ---------     ---------
                                                                                                 (UNAUDITED)
CASH                                                                   $  3,786     $  51,208     $ 109,938
ACCOUNTS RECEIVABLE                                                           0             0        60,200
PREPAID EXPENSES                                                              0             0        11,069
                                                                       --------     ---------     ---------
                 Total current assets                                     3,786        51,208       181,207
INVESTMENT                                                                    0             0         1,000
OFFICE EQUIPMENT, net                                                         0         3,001         8,977
DEFERRED COSTS                                                           17,765        21,669        19,388
                                                                       --------     ---------     ---------
                                                                       $ 21,551     $  75,878     $ 210,572
                                                                       ========     =========     =========


         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

CURRENT LIABILITIES - Accounts payable                                 $  1,347     $  78,253     $  74,067
                                                                       --------     ---------     ---------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 5)
STOCKHOLDERS' EQUITY:
    Common stock - $1 par value-
       Primary class, authorized 1,000,000 shares; 258,500, 140,000 and 24,000 shares issued and outstanding in 1997, 1996
           and 1995, respectively                                        88,500       162,500       258,500
       Referral class, authorized 1,800,000 shares; 200,000 and
           26,000 shares issued and outstanding in 1997 and 1996,
           respectively                                                       0        26,000       200,000
       Nonprofit class, nonvoting, authorized 200,000 shares; 2,500 shares issued and outstanding in 1997, 1996 and 1995,
           respectively                                                   2,500         2,500         2,500
    Additional paid-in capital                                           24,000        74,000        74,000
    Syndication costs                                                         0       (75,000)      (95,000)
    Stock subscription and shareholder notes receivable                 (64,500)      (18,375)      (96,980)
    Accumulated deficit                                                 (30,296)     (174,000)     (206,515)
                                                                       --------     ---------     ---------
                 Total stockholders' equity (deficit)                    20,204        (2,375)      136,505
                                                                       --------     ---------     ---------
                                                                       $ 21,551     $  75,878     $ 210,572
                                                                       ========     =========     =========



                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                                   SIX MONTHS ENDED
                                           YEARS ENDED                 JUNE 30,
                                           DECEMBER 31,               (UNAUDITED)
                                        1995         1996          1996          1997
                                     ---------     ---------     --------     ---------
REVENUE                              $       0     $  58,927     $      0     $ 201,625
EXPENSES:
    Consulting fees                      3,627        72,664       47,994        73,383
    Salaries and wages                  24,000        85,799       19,500       129,604
    Relocation expenses                      0         8,013        8,013             0
    Recruiting and education             2,222        13,472        5,885         6,133
    Office expense and other               447        17,210        5,436        19,253
    Rent                                     0         4,000        1,600         2,460
    Depreciation and amortization            0         1,473            0         3,307
                                     ---------     ---------     --------     ---------
                 Total expenses         30,296       202,631       88,428       234,140
                                     ---------     ---------     --------     ---------
                                     $ (30,296)    $(143,704)    $(88,428)    $ (32,515)
                                     =========     =========     ========     =========



                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                   STOCK
                                                                                                SUBSCRIPTION
                                                                                                    AND
                                                                          ADDITIONAL            SHAREHOLDER
                                                         COMMON STOCK      PAID-IN  SYNDICATION     NOTES    ACCUMULATED
                                                     SHARES      AMOUNT    CAPITAL     COSTS     RECEIVABLE     DEFICIT      TOTAL
                                                    --------    --------  --------- -----------  ----------  ------------  --------
BALANCE, December 31, 1994                          $ 19,000    $ 19,000   $      0  $      0    $      0      $      0    $ 19,000
    Issuance of common stock for $1 per share         72,000      72,000          0         0     (64,500)            0       7,500
    Net loss for the year ended December 31, 1995          0           0          0         0           0       (30,296)    (30,296)
    Capital contributions                                  0           0     24,000         0           0             0      24,000
                                                    --------    --------   --------  --------    --------     ---------    --------
BALANCE, December 31, 1995                            91,000      91,000     24,000         0     (64,500)      (30,296)     20,204
    Issuance of common stock for $1 per share        100,000     100,000          0         0           0             0     100,000
    Collections of stock subscription receivable           0           0          0         0      46,125             0      46,125
    Syndication costs                                      0           0          0   (75,000)          0             0     (75,000)
    Net loss for the year ended December 31, 1996          0           0          0         0           0      (143,704)   (143,704)
    Capital contributions                                  0           0     50,000         0           0             0      50,000
                                                    --------    --------   --------  --------    --------     ---------    --------
BALANCE, December 31, 1996                           191,000     191,000     74,000   (75,000)    (18,375)     (174,000)     (2,375)
    Issuance of common stock for $1 per share        276,000     276,000          0         0     (96,980)            0     179,020
      (unaudited)
    Collections of stock subscription receivable           0           0          0         0      12,375             0      12,375
      (unaudited)
    Write-off of stock subscription receivable        (6,000)     (6,000)         0         0       6,000             0           0
      (unaudited)
    Syndication costs (unaudited)                          0           0          0   (20,000)          0             0     (20,000)
    Net loss for the six months ended June 30, 1997        0           0          0         0           0       (32,515)    (32,515)
      (unaudited)                                   --------    --------   --------  --------    --------     ---------    --------

BALANCE, June 30, 1997 (unaudited)                  $461,000    $461,000   $ 74,000  $(95,000)   $(96,980)    $(206,515)   $136,505
                                                    ========    ========   ========  ========    ========     =========    ========



                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                                         SIX MONTHS ENDED
                                                                   YEARS ENDED               JUNE 30,
                                                                   DECEMBER 31,            (UNAUDITED)
                                                             ---------------------    ----------------------
                                                               1995        1996         1996          1997
                                                             --------    ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                 $(30,296)   $(143,704)   $ (88,428)   $ (32,515)
    Adjustments to reconcile net loss to net cash used in
       operating activities-
          Depreciation and amortization                             0        1,473            0        3,307
          Increase in accounts receivable                           0            0            0      (60,200)
          Increase in prepaid expenses                              0            0            0      (11,069)
          Noncash contributions of capital                     24,000       50,000       15,600            0
          (Decrease) increase in accounts payable                (907)       1,906       29,748      (24,186)
                                                             --------    ---------    ---------    ---------
                 Net cash used in operating activities         (7,203)     (90,325)     (43,080)    (124,663)
                                                             --------    ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of office equipment                                    0       (3,334)      (3,335)      (7,002)
    Purchase of investment                                          0            0            0       (1,000)
    Payment of organization costs                             (15,511)      (5,044)      (5,045)           0
                                                             --------    ---------    ---------    ---------
                 Net cash used in investing activities        (15,511)      (8,378)      (8,380)      (8,002)
                                                             --------    ---------    ---------    ---------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
    Proceeds from issuance of common stock                      7,500      146,125       94,000      179,020
    Collection of stock subscription receivable                     0            0            0       12,375
                                                             --------    ---------    ---------    ---------
                 Net cash provided by financing activities      7,500      146,125       94,000      191,395
                                                             --------    ---------    ---------    ---------
                                                              (15,214)      47,422       42,540       58,730
NET (DECREASE) INCREASE IN CASH
CASH, beginning of period                                      19,000        3,786        3,786       51,208
                                                             --------    ---------    ---------    ---------
CASH, end of period                                          $  3,786    $  51,208    $  46,326    $ 109,938
                                                             ========    =========    =========    =========
SUPPLEMENTAL DISCLOSURE:
    Syndication costs financed through accounts payable      $      0    $  75,000    $       0    $  20,000
    Write-off of subscriptions receivable                           0            0            0        6,000
    Common stock issued in exchange for notes                       0            0            0       96,980
                                                             ========    =========    =========    =========



                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS
       DECEMBER 31, 1995 AND 1996, AND JUNE 30, 1996 AND 1997 (UNAUDITED)

1.  ORGANIZATION AND CONTINUITY OF OPERATIONS:

Atlantic Integrated Health Incorporated, a North Carolina corporation (the Company), was organized on December 5, 1994. The Company is an independent, physician-owned and governed medical practice group network, organized to provide administrative services to participating physicians and medical practice groups. Currently, the Company is in the process of integrating, economically and clinically, physicians now practicing primarily in single specialty practice groups into a larger multi-specialty network of medical practice groups.

The Company operated in the development stage until late in 1996 when it began to generate operating revenue. Since inception, the Company has expended significant funds on raising capital, developing a business plan, addressing other organizational matters and resolving legal and administrative matters. Operating losses have resulted in an accumulated deficit of $206,515 at June 30, 1997, (unaudited). If the Company does not realize additional revenue in the near future, it will require additional capital which may not be available.

The success of the Company is dependent upon its ability to maintain and expand its integrated network of physicians and to further its managed care contracting efforts. As such, the Company's ability to continue as a going concern is dependent upon many factors, the most significant of which include:

     - Being able to compete against established competitors with substantially greater capital resources.
     -
     - Being able to maintain and expand its network of qualified physicians and other health care providers.
     -
     - Being able to operate in an evolving regulatory environment, particularly with respect to antitrust laws, fraud and abuse and other anti-referral laws, insurance regulation and health care reform.
     -
Management's plans to address the above matters include:

     - Seeking improvements in the delivery of health care services in order to enhance the quality and cost-effectiveness of care provided to patients served by the participating physician network.
     -
     - Integrating and coordinating the delivery of health care services by participating medical practice groups.
     -
     - Developing a flexible organizational structure that will meet the requirements of an evolving regulatory environment.
     -
In October 1996, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission registering for sale shares of common stock under federal securities laws. The minimum offering requirements were met and the offering was extended through July 28, 1997. The Company is in the process of filing a Post-Effective Amendment No. 2 to the Company's Registration Statement on Form SB-2 to update the prospectus and to extend the offering period.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DEFERRED COSTS

Deferred costs consist of costs incurred in connection with establishing the legal structure of the Company. These costs are being amortized over a period of five years.

SYNDICATION COSTS

Certain fees and expenses relating to the sale of common stock were charged against stockholders' equity.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3.  STOCK SUBSCRIPTION RECEIVABLE:

The stock subscription receivable consists of amounts due from stockholders at December 31, 1996 and 1995, related to the issuance of 68,000 shares of the Company's $1 par value common stock at a price of $1.00 per share.

4.  INVESTMENT:

In January 1997, the Company, in conjunction with Kanawha Insurance Company (Kanawha), formed The Beacon Company (Beacon). The Company and Kanawha each contributed $1,000 of capital to Beacon; and as a result, each owns 50% of Beacon. Beacon plans to market and sell health care services and related employee benefit products, primarily in Eastern North Carolina. Management expects Beacon to emerge from the development stage by the end of the fourth quarter of 1997. The Company is accounting for its investment on the equity method.

5.  BUY/SELL AGREEMENTS:

Stockholders are required to enter into a buy/sell agreement pursuant to which the Company will have the option to repurchase the holders' shares under certain circumstances. Such circumstances will include those in which the holder ceases to be unconditionally licensed to practice medicine in the State of North Carolina, ceases to meet the credentialing standards of the Company, ceases to be actively engaged in the practice of medicine or ceases to be affiliated with the Company through a medical services provider agreement.

6.  MEMORANDUM OF UNDERSTANDING:

On May 23, 1996, the Company entered into a Memorandum of Understanding (MOU) with several other Eastern North Carolina based providers. The purpose of the MOU was to provide a medium through which participating entities could work jointly to develop a business plan for the development and operation of a management services organization. Pursuant to the provisions of the MOU, the Company contributed $15,000 in cash along with certain organizational materials previously developed by the Company. Additionally, the Company performed certain services on behalf of the project and incurred direct costs of approximately $78,000. The Company was reimbursed for these expenses in accordance with the terms specified in the MOU.

7.  INCOME TAXES:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." This statement requires the use of the liability method of accounting for deferred income taxes. Deferred income taxes reflect the net tax affects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

At December 31, 1996 and 1995, the Company had net operating loss carryforwards of approximately $150,000 and $98,000, respectively, for income tax purposes. No deferred tax asset has been recorded by the Company as the realization of such an asset is uncertain at this time. The net operating loss carryforwards begin expiring in 2010 for federal income tax purposes.

8.  RELATED-PARTY TRANSACTIONS:

The Company's chief executive officer and chairman of the board have provided management services and office space at no cost to the Company. The estimated fair market value of these items has been accounted for as expenses (salaries and wages and rent) and contributions of capital in the accompanying financial statements. The estimated fair market value of services provided under this arrangement was $46,000 and $24,000 for the years ended December 31, 1996 and 1995, respectively. No office space was provided during 1995. The estimated fair market value of office space provided for the year ended December 31, 1996 was $14,000. Effective January 1, 1997, the Company began reimbursing the officers noted above for the estimated fair market value of services and office space provided by them. The estimated fair market value of services and office space provided under these arrangements was $24,000 and $2,460, respectively, for the six months ended June 30, 1997.

The Company entered into an arrangement with Beacon to provide network development services. Revenue under this arrangement was $70,000 for the six months ended June 30, 1997. In addition, the Company recognized $128,000 in revenue from its referral class common shareholders from administrative service fees related to group purchasing, contracting and other services provided for the six months ended June 30, 1997.

================================================================================

     No dealer, salesperson or any other person has been authorized to give information to or make any representation not contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation by anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the affairs of the Company since the date hereof or the information herein is correct as of any time subsequent to the date of this Prospectus.

                            ------------------------

                  TABLE OF CONTENTS


                                                Page
Additional Information............................2
Prospectus Summary................................3
Risk Factors......................................7
Use of Proceeds..................................13
Dividend Policy..................................13
Dilution.........................................14
Capitalization...................................15
Selected Financial Data..........................16
Plan of Operation................................17
Business.........................................19
Management.......................................32
Certain Transactions.............................37
Principal Shareholders...........................38
Description of Securities........................42
Shares Eligible for Future Sale..................46
Plan of Distribution.............................47
Validity of Shares...............................49
Experts..........................................49
Index to Financial Statements...................F-1
Appendix A - Subscription Agreement
             (Primary Care Physician)
Appendix B - Subscription Agreement
             (Referral Physician)
Appendix C - Subscription Agreement
             (Non-Profit Entity)


                            ------------------------


                              700,000 PRIMARY CLASS
                                  COMMON SHARES

                               1,400,000 REFERRAL
                               CLASS COMMON SHARES

                                150,000 NONPROFIT
                          CLASS NONVOTING COMMON SHARES




                               ATLANTIC INTEGRATED
                               HEALTH INCORPORATED

                               ___________________

                                   PROSPECTUS
                               ___________________



                               ____________, 1997


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         The North Carolina Business Corporation Act requires that Atlantic indemnify any director, who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of Atlantic, against reasonable expenses incurred by the director in connection with the proceeding. "Proceeding" means a threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal. Reference is made to the detailed provisions of Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act for a complete statement of such indemnification rights. Atlantic's Bylaws, as amended, also require Atlantic to provide indemnification to any person who at any time serves or has served as a director or officer of Atlantic, or at the request of Atlantic is or was serving as an officer, director, agent, partner, trustee, administrator, or employee for any other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the fullest extent permitted by the North Carolina Business Corporation Act. Atlantic's Bylaws, as amended, also permit Atlantic's Board of Directors, in its discretion, to provide such indemnification to employees and agents of Atlantic. Atlantic maintains a directors and officers and errors and omissions insurance policy.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth estimated expenses incurred by Atlantic in connection with the issuance and distribution of the Shares being registered. All such expenses are estimated except for the SEC registration fee.


         SEC registration fee......................................  $    681.81
         Printing expenses.........................................    12,000.00
         Fees and expenses of counsel for Atlantic.................    80,000.00
         Fees and expenses of accountants for Atlantic.............     7,000.00
         Miscellaneous.............................................     5,000.00
                                                                        --------

                  Total............................................  $104,681.81


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Since December 1994, Atlantic issued the following securities without registration under the Securities Act:

1. In December 1994, Atlantic issued an aggregate of 19,000 shares of common stock to 20 individual physicians and medical practice groups at a price of $1.00 per share.

2. In February 1995, Atlantic issued 500 shares of common stock to one physician for $1.00 per share.

3. From April 1995 through May 1995, Atlantic issued an aggregate of 4,000 shares of common stock to four physicians and medical practice groups for $1.00 per share.

4. From June 1995 through July 1995, Atlantic issued an aggregate of 2,500 shares of common stock to five physicians and medical practice groups for $1.00 per share.

5. In September 1995, Atlantic issued 500 shares of common stock to one medical practice group for $1.00 per share.

6. From February 1996 through April 1996, Atlantic issued an aggregate of 33,000 shares of common stock to 14 physicians and medical practice groups for $1.00 per share.

7. In May 1996, Atlantic issued an aggregate of 39,500 shares of common stock to six medical practice groups for $1.00 per share.

8. In July 1996, Atlantic issued an aggregate of 5,000 Primary Class Common Shares to three physicians and medical practice groups for $1.00 per share (1).


9. In September 1996, Atlantic issued an aggregate of 14,000 Primary Class Common Shares and 6,000 Referral Class Common Shares to two medical practice groups for $1.00 per share.

10. From October 1996 through November 1996, Atlantic issued an aggregate of 26,500 Primary Class Common Shares and 12,000 Referral Class Common Shares to four medical practice groups for $1.00 per share (2).

11. From January 1997 through April 1997, Atlantic issued an aggregate of 9,000 Primary Class Common Shares and 6,000 Referral Class Common Shares to three medical practice groups for $6.00 per share (2).

12. From June 1997 through July 1997, Atlantic issued 7,500 Primary Class Common Shares to two medical practice groups for $1.00 per share (2).


         No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. In addition, all of the above sales were made in reliance on Section 4(2) of the Securities Act for transaction not involving a public offering. With regard to the reliance by Atlantic upon the exemption from registration provided under Section 4(2) of the Securities Act for the sales of securities disclosed above, certain inquiries were made by Atlantic to establish that such sales qualified for such exemption from the registration requirements. In particular, Atlantic confirmed that with respect to the exemption claimed under Section 4(2) of the Securities Act (i) all offers of sales and sales were made by personal contact from officers and directors of Atlantic or other persons closely associated with Atlantic, (ii) each investor made representations that he or she was sophisticated in relation to the investment (and Atlantic has no reason to believe such representations were incorrect), (iii) each purchaser gave assurance of investment intent and the certificates for the shares bear a legend accordingly, and (iv) offers and sales within any offering were made to a limited number of persons.

---------------------------
(1) Prior to July 1996, the authorized capital stock of Atlantic consisted of 100,000 shares of common stock, $1.00 par value per share. In July 1996, after Atlantic amended and restated its Articles of Incorporation to reflect its current capital structure, the shares of common stock previously issued and outstanding were canceled and re-issued as either Primary Class Common Shares, Referral Class Common Shares or Nonprofit Class Nonvoting Common Shares, as the case may be, depending upon the qualifications of the existing shareholders.


(2) Atlantic offered and sold these shares prior to their issuance pursuant to subscription agreements dated from December 1995 through August 1996. Atlantic does not issue any shares of capital stock to subscribers until payment in full is received by Atlantic from such subscribers.


ITEM 27.  EXHIBITS.

     EXHIBIT NO.                         DESCRIPTION
     -----------                         -----------

        3.1*      Amended and Restated Articles of Incorporation of Atlantic
        3.2*      Bylaws of Atlantic, as amended
        4.1*      Specimen form of Atlantic's Primary Class Common Share
                  Certificate
        4.2*      Specimen form of Atlantic's Referral Class Common Share
                  Certificate
        4.3*      Specimen form of Atlantic's Nonprofit Class Nonvoting Common
                  Share Certificate
        5.1*      Opinion and Consent of Wyrick, Robbins, Yates & Ponton L.L.P.
        10.1*     Form of Subscription and Shareholder Buy/Sell Agreement
                  (Primary Class Common Shareholder)
        10.2*     Form of Subscription and Shareholder Buy/Sell Agreement
                  (Referral Class Common Shareholder)
        10.3*     Form of Subscription and Shareholder Buy/Sell Agreement
                  (Nonprofit Class Nonvoting Common Shareholder)
        10.4*     Form of Non-Exclusive Medical Services Provider Agreement
                  (Primary Physicians)
        10.5*     Form of Non-Exclusive Medical Services Provider Agreement
                  (Referral Physicians)
        10.6*     Employment Agreement between Atlantic and Robert H. Blake, III effective as of June 1, 1996
        10.7*     Form of Escrow Agreement between Atlantic and Centura Bank

        10.8*** Lease Agreement dated August 15, 1997 between the Company and New Bern Family Practice, P.A.

        23.1*     Consent of Wyrick, Robbins, Yates & Ponton L.L.P. (included in
                  Exhibit 5.1)

        23.2**    Consent of Arthur Andersen LLP
        24.1**    Power of Attorney (included on page II-5 of Registration
                  Statement on Form SB-2 and on page II-5 of the Post Effective
                  Amendment No. 2 to the Registration Statement on Form SB-2)


*        Previously filed.


**       Previously filed and filed herewith.

***      Filed herewith.

ITEM 28.  UNDERTAKINGS.


1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the North Carolina Business Corporation Act, the Articles of Incorporation or the Bylaws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2. The undersigned Registrant hereby undertakes that it will:


         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Bern and State of North Carolina, on September 17, 1997.


                                  ATLANTIC INTEGRATED HEALTH
                                  INCORPORATED

                                  By   /s/ J. Philip Mahaney, Jr., M.D.
                                       ----------------------------------------
                                       J. Philip Mahaney, Jr., M.D.
                                       President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.


            SIGNATURE AND TITLE
            -------------------

J. Philip Mahaney, Jr., M.D.
President and Chief Executive Officer and
Director (principal executive officer)

Kerry A. Willis, M.D.
Chairman of the Board and Director


Michael L. Bramley, M.D.
Vice President and Director


W. James Stackhouse, M.D.
Treasurer and Director



Joseph E. Agsten, M.D.
Director


A. Clark Gaither, M.D.                      By  /s/ J. Philip Mahaney, Jr., M.D.
Director                                        --------------------------------
                                                  J. Philip Mahaney, Jr., M.D.
Robert A. Krause, M.D.                            PRO SE AND ATTORNEY-IN-FACT
Director                                          Dated September 17, 1997

Robert S. Meyer, M.D.
Secretary and Director


Leo E. Waivers, M.D.
Director

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Philip Mahaney, Jr., M.D. and Robert H. Blake III, and each of them, as his true and lawful attorney-in-fact and agent, each with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including additional post-effective amendments) to this Post Effective Amendment No. 2 to the Registration Statement, and any additional Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.

                                    /s/ Stephen W. Nuckolls
                                    --------------------------------------------
                                    Stephen W. Nuckolls
                                    Chief Financial Officer
                                    (principal financial and accounting officer)
                                    September 17, 1997


                                    /s/ Charles J. Baio, M.D.
                                    --------------------------------------------
                                    Charles J. Baio, M.D.
                                    Director
                                    September 16, 1997

                                    /s/ Graham A. Barden, III, M.D.
                                    --------------------------------------------
                                    Graham A. Barden, III, M.D.
                                    Director
                                    September 17, 1997

                                    /s/ Frank L. Gay, M.D.
                                    --------------------------------------------
                                    Frank L. Gay, M.D.
                                    Director
                                    September 18, 1997

                                    /s/ James M. Williams, M.D.
                                    --------------------------------------------
                                    James M. Williams, M.D.
                                    Director
                                    September 15, 1997

                                  EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------

3.1*           Amended and Restated Articles of Incorporation of Atlantic
3.2*           Bylaws of Atlantic, as amended
4.1*           Specimen form of Atlantic's Primary Class Common Share
               Certificate
4.2*           Specimen form of Atlantic's Referral Class Common Share
               Certificate
4.3*           Specimen form of Atlantic's Nonprofit Class Nonvoting Common
               Share Certificate
5.1*           Opinion and Consent of Wyrick, Robbins, Yates & Ponton L.L.P.
10.1*          Form of Subscription and Shareholder Buy/Sell Agreement (Primary
               Class Common Shareholder)
10.2*          Form of Subscription and Shareholder Buy/Sell Agreement (Referral
               Class Common Shareholder)
10.3*          Form of Subscription and Shareholder Buy/Sell Agreement
               (Nonprofit Class Nonvoting Common Shareholder)
10.4*          Form of Non-Exclusive Medical Services Provider Agreement
               (Primary Physicians)
10.5*          Form of Non-Exclusive Medical Services Provider Agreement
               (Referral Physicians)
10.6*          Employment Agreement between Atlantic and Robert H. Blake, III effective as of June 1, 1996
10.7*          Form of Escrow Agreement between Atlantic and Centura Bank

10.8*** Lease Agreement dated August 15, 1997 between the Company and New Bern Family Practice, P.A.

23.1*          Consent of Wyrick, Robbins, Yates & Ponton L.L.P. (included in
               Exhibit 5.1)

23.2**         Consent of Arthur Andersen LLP
24.1*          Power of Attorney (included on page II-5 of Registration
               Statement on Form SB-2 and on page II-5 of the Post Effective
               Amendment No. 2 to the Registration Statement on Form SB-2)


*        Previously filed.


**       Previously filed and filed herewith.

***      Filed herewith.